Exhibit 2















                        AGREEMENT AND PLAN OF MERGER

                                   AMONG

                        TIGER REAL ESTATE FUND, L.P.

                    TIGER REAL ESTATE ACQUISITION CORP.

                                    AND

                         KAHLER REALTY CORPORATION



                           DATED AS OF MAY 6, 1996

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                              TABLE OF CONTENTS

                                                                    PAGE


                                  ARTICLE I

                                  THE MERGER

SECTION 1.1 The Merger . . . . . . . . . . . . . . . . . . . . . . . . 2
SECTION 1.2 Closing. . . . . . . . . . . . . . . . . . . . . . . . . . 3
SECTION 1.3 Effective Time of the Merger . . . . . . . . . . . . . . . 3
SECTION 1.4 Effects of the Merger. . . . . . . . . . . . . . . . . . . 3
SECTION 1.5 Articles of Incorporation; By-Laws . . . . . . . . . . . . 3
SECTION 1.6 Directors and Officers . . . . . . . . . . . . . . . . . . 3
SECTION 1.7 Stockholders' Meeting. . . . . . . . . . . . . . . . . . . 3


                                  ARTICLE II

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1 Effect on Capital Stock. . . . . . . . . . . . . . . . . . 4
  (a) Common Stock of the Purchaser. . . . . . . . . . . . . . . . . . 4
  (b) Cancellation of Subsidiary or Parent-Owned
        Company Common Stock . . . . . . . . . . . . . . . . . . . . . 4
  (c) Conversion of Company Common Stock . . . . . . . . . . . . . . . 4
  (d) Shares of Dissenting Holders . . . . . . . . . . . . . . . . . . 5
SECTION 2.2 Exchange of Certificates . . . . . . . . . . . . . . . . . 5
  (a) Paying Agent . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  (b) Exchange Procedures. . . . . . . . . . . . . . . . . . . . . . . 5
  (c) Letter of Transmittal. . . . . . . . . . . . . . . . . . . . . . 6
  (d) No Further Ownership Rights in Company Common Stock. . . . . . . 6
  (e) Termination of Payment Fund. . . . . . . . . . . . . . . . . . . 7
  (f) No Liability . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  (g) Investment of Payment Fun. . . . . . . . . . . . . . . . . . . . 7
SECTION 2.3 Treatment of Employee Options. . . . . . . . . . . . . . . 7


                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties of the Company. . . . . . . 8
  (a) Organization and Qualification; Subsidiaries . . . . . . . . . . 8
  (b) Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . 9
  (c) Company Action . . . . . . . . . . . . . . . . . . . . . . . . .10
  (d) Authority Relative to Agreement. . . . . . . . . . . . . . . . .11
  (e) Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . .11
  (f) SEC Filings; Financial Statements. . . . . . . . . . . . . . .. 11
  (g) Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . .12
  (h) Transactions with Affiliates . . . . . . . . . . . . . . . . . .12
  (i) Opinion of Financial Advisor . . . . . . . . . . . . . . . . . .12
  (j) Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
  (k) Mayo . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
  (l) No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . .13
  (m) Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . .13

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  (n) Absence of Certain Changes or Events . . . . . . . . . . . . . .14
  (o) Compliance with Laws . . . . . . . . . . . . . . . . . . . . . .15
  (p) Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .16
  (q) Permitted Liens. . . . . . . . . . . . . . . . . . . . . . . . .18
  (r) Absence of Litigation. . . . . . . . . . . . . . . . . . . . . .18
  (s) Employee Matters . . . . . . . . . . . . . . . . . . . . . . . .18
  (t) Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .21
  (u) Environmental Matters. . . . . . . . . . . . . . . . . . . . . .22
  (v) Properties . . . . . . . . . . . . . . . . . . . . . . . . . . .23
  (w) Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .25
SECTION 3.2 Representations and Warranties of the Parent
              and the Purchaser. . . . . . . . . . . . . . . . . . . .25
  (a) Corporate Organization . . . . . . . . . . . . . . . . . . . . .25
  (b) Authority Relative to Agreements . . . . . . . . . . . . . . . .26
  (c) No Conflict; Required Filings and Consents . . . . . . . . . . .26
  (d) Information Supplied . . . . . . . . . . . . . . . . . . . . . .26
  (e) Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . .27
  (f) Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .27


                                  ARTICLE IV

           CONDUCT OF BUSINESS PENDING THE MERGER; OTHER COVENANTS

SECTION 4.1   Conduct of Business of the Company Pending
              the Merger . . . . . . . . . . . . . . . . . . . . . . .27
SECTION 4.2   Conduct of Business of the Purchaser . . . . . . . . . .30
SECTION 4.3   Preparation of Proxy Statement . . . . . . . . . . . . .30
SECTION 4.4   Access to Information; Confidentiality . . . . . . . . .31
SECTION 4.5   No Solicitation. . . . . . . . . . . . . . . . . . . . .32
SECTION 4.6   Employee Benefits Matters. . . . . . . . . . . . . . . .34
SECTION 4.7   Directors' and Officers' Indemnification
                and Insurance. . . . . . . . . . . . . . . . . . . . .36
SECTION 4.8   Further Action; Best Efforts . . . . . . . . . . . . . .36
SECTION 4.9   Public Announcements . . . . . . . . . . . . . . . . . .37
SECTION 4.10  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .37
SECTION 4.11  Conveyance Taxes . . . . . . . . . . . . . . . . . . . .37


                                  ARTICLE V

                             CONDITIONS OF MERGER

SECTION 5.1 Conditions of Obligation of Each Party to Effect
              the Merger . . . . . . . . . . . . . . . . . . . . . . .37
  (a) Stockholder Approval . . . . . . . . . . . . . . . . . . . . . .37
  (b) Other Approvals. . . . . . . . . . . . . . . . . . . . . . . . .37
  (c) No Injunctions or Restraints; Illegality . . . . . . . . . . . .37
  (d) Opinion of Financial Advisor . . . . . . . . . . . . . . . . . .38
SECTION 5.2 Conditions to Obligations of Parent and Purchaser. . . . .38
  (a) Representations and Warranties . . . . . . . . . . . . . . . . .38
  (b) Performance of Obligations of the Company. . . . . . . . . . . .38
  (c) Required Consent; Governmental Approvals . . . . . . . . . . . .38
  (d) No Material Adverse Change . . . . . . . . . . . . . . . . . . .38
SECTION 5.3 Conditions to Obligations of the Company . . . . . . . . .39
  (a) Representations and Warranties . . . . . . . . . . . . . . . . .39
  (b) Performance of Obligations of the Parent and the Purchaser . . .39

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                                  ARTICLE VI

                      TERMINATION, AMENDMENT AND WAIVER

SECTION 6.1 Termination. . . . . . . . . . . . . . . . . . . . . . . .39
SECTION 6.2 Effect of Termination. . . . . . . . . . . . . . . . . . .40
SECTION 6.3 Fees and Expenses. . . . . . . . . . . . . . . . . . . . .40
SECTION 6.4 Amendment. . . . . . . . . . . . . . . . . . . . . . . . .41
SECTION 6.5 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . .41
SECTION 6.6 Procedure for Termination, Amendment, Extension
              or Waiver. . . . . . . . . . . . . . . . . . . . . . . .41


                                 ARTICLE VII

                              GENERAL PROVISION

SECTION 7.1 Non-Survival of Representations, Warranties
            and Agreements . . . . . . . . . . . . . . . . . . . . . .42
SECTION 7.2 Notices. . . . . . . . . . . . . . . . . . . . . . . . . .42
SECTION 7.3 Certain Definitions. . . . . . . . . . . . . . . . . . . .43
SECTION 7.4 Severability . . . . . . . . . . . . . . . . . . . . . . .50
SECTION 7.5 Entire Agreement; Assignment . . . . . . . . . . . . . . .50
SECTION 7.6 Parties in Interest. . . . . . . . . . . . . . . . . . . .50
SECTION 7.7 Governing Law. . . . . . . . . . . . . . . . . . . . . . .50
SECTION 7.8 Interpretation . . . . . . . . . . . . . . . . . . . . . .50
SECTION 7.9 Counterparts . . . . . . . . . . . . . . . . . . . . . . .50

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 6, 1996 (this
"Agreement"), among Tiger Real Estate Fund, L.P., a Delaware limited partnership (the "Parent"), Tiger Real Estate Acquisition Corp., a Minnesota corporation and a subsidiary of the Parent (the "Purchaser"), and KAHLER REALTY CORPORATION, a Minnesota corporation (the "Company").

     WHEREAS, the Boards of Directors of the Company and the Purchaser have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which the Purchaser will merge with and into the Company (the "Merger");

     WHEREAS, the Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parent, the Purchaser and the Company agree as follows:




                                  ARTICLE I


                                  THE MERGER

     SECTION 1.1   The Merger.   Upon the terms and subject to the
conditions set forth in this Agreement, and in accordance with the Business Corporation Act of the State of Minnesota (the "MBCA"), at the Effective Time (as defined in Section 1.3 below), the Purchaser shall be merged with and into the Company. At the Effective Time, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall continue under the name "Kahler Realty Corporation."

     SECTION 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 6.1, and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in Article V (the "Closing Date"), at the offices of Schulte Roth & Zabel, 900 Third Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

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SECTION 1.3   Effective Time of the Merger.  As soon as practicable
after the satisfaction or waiver of the conditions set forth in Article V, provided that this Agreement shall not have been terminated as provided in
Section 6.1, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota, in such form as required by, and executed in accordance with the relevant provisions of, the MBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota (or such later time as is specified in the Articles of Merger) being the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 302A.641 of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights, privileges, immunities, and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all the duties and liabilities of the Company and the Purchaser shall become the duties and liabilities of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including, without limitation, executing and delivering any document) in the name and on behalf of the Company or the Purchaser in order to carry out and effectuate the transactions contemplated in this Agreement.

     SECTION 1.5   Articles of Incorporation; By-Laws.

     (a) The Articles of Incorporation of the Purchaser shall be the Articles of Incorporation of the Surviving Corporation immediately after the Effective Time, except that Article I of the Articles of Incorporation of the Surviving Corporation shall read in its entirety as follows: "The name of this corporation is Kahler Realty Corporation." A form of the Articles of Incorporation of the Surviving Corporation is attached hereto as Exhibit A.

     (b) Immediately after the Effective Time and without any further action on the part of the Company and the Purchaser, the By-Laws of the Purchaser shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Articles of Incorporation of the Surviving Corporation and as provided by law.

     SECTION 1.6   Directors and Officers.  Immediately after the
Effective Time, and without any action on the part of the Company and the Purchaser, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and applicable law, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and applicable law.

     SECTION 1.7 Stockholders' Meeting. The Company will take all action necessary in accordance with and subject to applicable law and its Articles of Incorporation and By-Laws to convene a meeting of its stockholders (the "Stockholders' Meeting") as soon as practicable after the date of this Agreement to consider and vote upon the adoption and authorization of this Agreement and the approval of the Merger. Subject to the fiduciary duties of the Board of Directors of the Company, the Company shall (a) prepare, file with the SEC and send to its stockholders a Proxy Statement (as hereinafter defined), which shall include the recommendation of its Board of Directors that holders of Company Common Stock (as hereinafter defined) adopt and authorize this Agreement and the Merger and
(b) use their reasonable best efforts to obtain the adoption and authorization of this Agreement and the Merger by the stockholders of the Company, including without limitation, timely mailing a notice complying with the MBCA and describing the Merger and the other transactions contemplated hereby and containing a recommendation of the Board of Directors of the Company that the holders of Company Common Stock entitled to vote thereon approve this Agreement and the Merger.


                                  ARTICLE II

             EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
             CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock, par value $.10 per share, of the Company (the "Company Common Stock"), or holders of any shares of capital stock of the
Purchaser:

     (a) Common Stock of the Purchaser. Each share of Common Stock, par value $1.00 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $.10 per share, of the Surviving Corporation, which shall be all of the issued and outstanding capital stock of the Surviving Corporation.

     (b) Cancellation of Subsidiary or Parent-Owned Company Common Stock. Each share of Company Common Stock that is owned by any Subsidiary of the Company, each share of Company Common Stock that is held by the Company as treasury stock and each share of Company Common Stock that is owned by the Parent, the Purchaser or any other Subsidiary of the Parent shall automatically be canceled and retired and shall cease to exist, and no stock of the Parent or other consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Common Stock. Except as otherwise provided herein and subject to Section 2.1(d) , each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive $17.00, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2; provided, that if, after the date of this Agreement, the issued and outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger

Consideration shall be correspondingly adjusted to reflect such change.
All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificates in accordance with Section 2.2, without interest.

     (d) Shares of Dissenting Holders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by holders (if any) who have not voted in favor of the Merger, who have filed (or given a consent to another beneficial owner of Company Common Stock to file) a written notice of intent to demand the fair value of their shares of Company Common Stock and who have demanded (or given a consent to another beneficial owner of Company Common Stock to demand) payment with respect thereto in accordance with Section 302A.473 of the MBCA and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (the "Dissenting Shares") shall not be converted as described in Section 2. 1(c) , but holders of such shares shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of such
Section 302A.473, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of Company Common Stock under such Section 302A.473 shall thereupon be deemed to have converted into and to represent the right to receive, without any interest thereon, Merger Consideration upon surrender, in the manner provided in Section 2.1 of the certificate or certificates that formerly evidenced such Dissenting Shares. The Company shall give the Parent (i) prompt notice of any written notice of intent to demand fair value of any shares, any demands for payment and any other instruments served pursuant to the MBCA and received by the Company relating to stockholders' dissenters' rights and any withdrawals of such notices and other instruments received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under the MBCA. Except as required by Section 302A.473 of the MBCA, the Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any demands for payment with respect to Dissenting Shares, offer to settle or settle any such demands.

     SECTION 2.2   Exchange of Certificates

     (a) Paying Agent. As of the Effective Time, the Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company (the "Paying Agent"), designated by the Parent and reasonably satisfactory to the Company, for the benefit of the holders of shares of Company Common Stock, cash in an aggregate amount (such amount being hereinafter referred to as the "Payment Fund") equal to the product of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares held by Parent, Purchaser or the Company, or any Subsidiary thereof, and shares known at the Effective Time to be Dissenting Shares) and (B) the per share Merger Consideration.

     (b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender of such certificate or certificates to the Paying Agent and acceptance thereof by the Paying Agent, be entitled to the amount of cash which the aggregate number of shares of Company Common Stock previously represented by such certificate or certificates so surrendered shall have been converted into the right to receive pursuant to Section 2.1(c) of this Agreement, and such shares of Company Common Stock represented by the certificate so surrendered shall forthwith be canceled. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the consideration (or any portion thereof) to be paid in the Merger is to be delivered to any Person other than the Person in whose name the certificate representing shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a Person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock, and if such certificates are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash as hereinabove provided. Until surrendered as contemplated by this
Section 2.2(b), each certificate representing shares of Company Common Stock (other than certificates representing Dissenting Shares or shares held by Parent, Purchaser or the Company, or any Subsidiary thereof), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such certificate, as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

     (c) Letter of Transmittal. Promptly after the Effective Time, but in no event later than two business days after the Effective Time, the Surviving Corporation shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented shares of Company Common Stock which have been converted pursuant to Section 2.1, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to Section 2.1.

     (d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

     (e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing shares of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for any cash payable in respect of such certificates to which such holders may be entitled.

     (f) No Liability. None of Parent, Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3. 1(e)), any such cash payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     (g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) commercial paper rated the highest quality by both Moody's Investors Services, Inc. and Standard & Poor' s Corporation, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent; provided that any such investment or any such payment of earnings shall not delay the receipt by holders of shares of Company Common Stock of the Merger Consideration or otherwise impair such holders' respective rights hereunder. In the event the Payment Fund shall realize a loss on any such investment, Parent shall promptly thereafter deposit in such Payment Fund on behalf of the Surviving Corporation cash in an amount sufficient to enable such Payment Fund to satisfy all remaining obligations originally contemplated to be paid out of such Payment Fund.

     SECTION 2.3   Treatment of Employee Options

     (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary, including, if desirable, obtaining Consents from the optionees, to provide for the automatic vesting and conversion and cancellation, effective at the Effective Time, of the outstanding stock options (the "Options") heretofore granted (whether vested or unvested) under the Kahler Corporation Amended and Restated 1987 Stock Option Plan, the Amended and Restated Kahler Corporation Stock Option Plan for Non-Employee Directors, the Kahler Corporation Amended and Restated 1982 Incentive Stock Option Plan, the Kahler Realty Corporation 1994 Stock Option Plan, and the Kahler Realty Corporation 1994 Non-Employee Directors Stock Option Plan (the "Stock Plans").

     (b) The Company shall pay, as of the Effective Time, to each holder of an outstanding Option (who consents to the cancellation of all of his or other Options for each share of Company Common Stock subject to an Option an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option. For purposes of this
Section 2.3, such amount, multiplied by the number of shares subject to each Option, shall in the aggregate for all Options constitute the "Cash Payment." The Cash Payment shall be reduced by any applicable withholding taxes or other amounts required by law to be paid or withheld by the Company, and each Option will be canceled. The Cash Payment shall be made as soon as practicable, but in no event later than ten days following the Effective Time. Notwithstanding the foregoing, with respect to any Person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any Cash Payment shall be made as soon as practicable after the first date payment can be made without liability for such Person under Section 16(b) of the Exchange Act. No interest will be paid or will accrue on any Cash Payment.

     (c) As provided herein, the Stock Plans and the outstanding Options shall terminate as of the Effective Time. The Company will take all necessary steps to ensure that none of the Parent, the Surviving Corporation or any of their respective Subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than the Parent or its Affiliates, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof after the Effective Time.



                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

     SECTION 3.1.A.     Representations and Warranties of the Company.
The Company hereby represents and warrants to the Parent and the Purchaser as follows:

     (a) Organization and Qualification; Subsidiaries. The Company, each of its Subsidiaries and its Investment Entities (as defined below) is a Person duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate or partnership power and authority to own, lease and operate its Properties and assets and to carry on its business as it is now being conducted. The Company, each of its Subsidiaries and its Investment Entities is duly qualified or licensed as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction where the character of the Properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to the Parent a true, correct and complete copy of the Articles of Incorporation and the By-Laws of the Company and either the partnership or joint venture agreement or the Articles of Incorporation and the By-Laws of each Subsidiary and of each Investment Entity of the Company, as applicable, each as amended to date and as currently in effect.

     (b) Capitalization. (i) The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, $.10 par value per share ("Company Preferred Stock"). As of May 2, 1996, (i) (A) 4,343,291 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights and
(B) an aggregate of 398,600 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Options or other rights to acquire shares of Company Common Stock issued pursuant to the Stock Plans. All shares of Company Common Stock reserved for issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Schedule 3.1(b)(i) provides a list of the Subsidiaries of the Company and other entities in which the Company holds, directly or indirectly, an equity interest (those entities in which the Company has an equity interest but do not constitute Subsidiaries, hereinafter, the "Investment Entities"), and, as to each such Subsidiary which is not wholly owned by the Company and each Investment Entity the identity and percent record ownership of third parties as of the date hereof, the percentage of capital stock or other equity interests owned by the Company, directly or indirectly, in such Subsidiaries or Investment Entities and the percentage of capital stock or other equity interests owned by Affiliates of the Company. Except as set forth in Schedule 3.1(b)(i) hereto, each of the outstanding shares of capital stock of each of the Company's corporate Subsidiaries and Investment Entities directly or indirectly owned by the Company is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.1(b)(i), the Company does not own, directly or indirectly, less than a 50% equity interest in any Person.

          (ii) Except as set forth in this Section 3.1(b), as reflected on Schedule 3.1(b)(ii) and for shares of Company Common Stock issued pursuant to the exercise of Options outstanding on May 2, 1996 in accordance with their terms, there are outstanding (w) no shares of capital stock or other voting securities of the Company or any of its Subsidiaries or Investment Entities, (x) no securities of the Company or any of its Subsidiaries or Investment Entities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or Investment Entities, (y) no options, warrants or other rights, agreements, arrangements or commitments pursuant to which the Company or any of its Subsidiaries or Investment Entities is obligated to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock of or voting securities of the Company or any of its Subsidiaries or its Investment Entities, and (z) except pursuant to Material Contracts disclosed to Parent on or prior to the date hereof, no equity equivalents or other similar rights, options or warrants, or other rights, agreements, arrangements or commitments pursuant to which the Company or any of its Subsidiaries or Investment Entities is obligated to issue any such equity equivalents or such interests (collectively referred to for purposes of this Section 3.1(b) as "Company Securities"). Except as set forth above, or as set forth on Schedule 3.1(b)(ii) hereto, there are no outstanding obligations of the Company or any of its Subsidiaries or, to the knowledge of the

Company, Investment Entities to repurchase, redeem or otherwise acquire any Company Securities and no subscriptions, agreements or other commitments of any character pursuant to which the Company or any of its Subsidiaries or, to the knowledge of the Company, its Investment Entities is or may become obligated to issue Company Securities or evidencing the right to subscribe for Company Securities. As of the date hereof, the Board of Directors has suspended The Kahler Realty Corporation Employee Stock Purchase Plan, and has suspended the stock portion of the 1994 Retainer Stock Payment Plan for Non-Employee Directors. Neither the Company nor any of its Subsidiaries or Investment Entities has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries or Investment Entities on any matter, except for debt owed by one of the Company's Subsidiaries or Investment Entities to the Company or a wholly owned Subsidiary thereof.

          (iii) Each of the Company's Subsidiaries and its Investment Entities which is a partnership (each a "Partnership") is and has been from its inception (A) a "partnership" within the meaning of Sections 761 and 7701(a)(2) of the Code and (B) subject to the provisions of Subchapter K of the Code for federal income tax purposes. Schedule 3.1(b)(iii) sets forth a true, correct and complete list of each partnership agreement, joint venture agreement and similar agreement (together with all supplements, amendments and modifications thereto) with respect to each Partnership. Except as set forth in Schedule 3.1(b)(iii) hereto, (x) each partnership interest of the Partnerships exists in accordance with applicable law and such Partnership's partnership agreement, and neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities is in default of any of its material obligations under such partnership agreement and (y) there are no unsatisfied capital calls applicable to the Company or any of its Subsidiaries that in the aggregate exceed $250,000.

     (c)  Company Action.  An independent committee of the Company's
Board of Directors, at a meeting duly called and held on May 6, 1996, has unanimously approved (i) the entry by the Purchaser into voting agreements with Milner Associates and the Mayo Foundation (the "Voting Agreements") and the consummation of the transactions contemplated thereby and (ii) the entry by the Parent and the Purchaser into this Agreement and the consummation of the transactions contemplated hereby. Such approval includes and constitutes approval of the Voting Agreements, this Agreement and the consummation of the respective transactions contemplated thereby for purposes of Section 302A.673 of the MBCA. The Company's Board of Directors, at a meeting duly called and held on May 6, 1996, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the holders of the shares of Company Common Stock, (ii) resolved to recommend that the holders of shares of Company Common Stock approve and adopt this Agreement and the Merger and (iii) approved this Agreement and the transactions contemplated hereby. The Company further represents and warrants that in connection with the actions taken pursuant to clauses (i) and (ii) above the Board resolved to arrange for this Agreement and the transactions contemplated hereby, including the Merger, to be presented for approval by the Company's stockholders.

     (d) Authority Relative to Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the consummation by the Company of such transactions, other than the approval and adoption of the Merger and this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote. This Agreement has been validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution, delivery and performance of this Agreement by the Company do not and will not conflict with or violate the Articles of Incorporation or By-Laws of the Company or any partnership or joint venture agreement or Articles of Incorporation or By-Laws, as the case may be, of any of the Company's Subsidiaries or any of its Investment Entities.

     (e) Regulatory Approvals. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity except for: (A) the filing with the SEC of a Proxy Statement in definitive form relating to the Stockholders' Meeting and of other reports required to be filed pursuant to the Exchange Act; (B) applicable filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of all applicable waiting periods thereunder; (C) the filing and recordation of appropriate merger or other documents as required by the MBCA; (D) compliance with the statutory provisions and regulations relating to real property transfer gains taxes and real property transfer taxes; (E) applicable reporting and notification requirements of the NASDAQ Stock Market; (F) such other consents, approvals, authorizations, filings or notices as are set forth in Schedule 3.1(e) hereto and (G) such consents, approvals, authorizations, permits, actions, filings or notifications which the failure to make or obtain would not singly or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

     (f) SEC Filings; Financial Statements. (i) The Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1993 (collectively, the "SEC Reports"). Except as set forth on Schedule 3.1(f), the SEC Reports, including all the SEC Reports filed after the date of this Agreement and prior to the Effective Time, were or will be in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, each as in effect on the date so filed. Except as set forth on Schedule 3.1(f), none of the SEC Reports filed by the Company, including all the SEC Reports filed after the date of this Agreement and prior to the Effective Time, contained, or will contain when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (ii) Except as set forth on Schedule 3.1(f), the consolidated financial statements of the Company for each of the three fiscal years ended December 31, 1993, 1994 and 1995 included in SEC Reports comply, and the financial statements included in all SEC Reports filed after the date of this Agreement and prior to the Effective Time will comply, as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) and do or will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of their operations and changes in cash flows for the periods indicated.

          (iii) The consolidating financial statements of each of the Company's Subsidiaries and Investment Entities previously provided to the Parent have been prepared in good faith and were used by the Company as the basis for the preparation of the Company's audited financial statements for the three fiscal years ended December 31, 1995.

          (iv) All elements of the Improvements (other than the elements and systems referred to in Section 3.1(v)(vii) for which there is a representation and warranty therein) are in good operating condition, normal wear and tear excepted, and in a good state of repair and maintenance except where the failure to be in such condition or state shall not singly or in the aggregate have a Company Material Adverse Effect.

      (g) Proxy Statement. The Proxy Statement (or any amendment thereof or supplement thereto) shall comply in all material respects with applicable federal securities laws and, at the date of mailing to stockholders of the Company and at the time of the Stockholders' Meeting to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by the Parent or the Purchaser in writing for inclusion in the Proxy Statement.

     (h) Transactions with Affiliates. Other than matters referred to in Schedule 3.1(h) and transactions between any of the Company and its Subsidiaries and Investment Entities, and except as disclosed in the SEC Reports, there are none, and for the past three years there have not been any, material contracts, agreements or transactions between the Company, any of its Subsidiaries or its Investment Entities, and any Affiliates, directors or executive officers of the Company.

     (i) Opinion of Financial Advisor. On the date hereof, the Company has received the opinion of Montgomery Securities to the effect that the Merger Consideration is fair to the stockholders of the Company from a financial point of view.

     (j)  Brokers; Estimated Fees.  Except as disclosed on Schedule
3.1(j), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. A schedule setting forth the aggregate estimated out-of-pocket fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby (including the fees of the Company's legal counsel but excluding the costs of any Required Consents) has been delivered by the Company on the date hereof.

     (k) Mayo. The Company and the Mayo Foundation have each executed and delivered the amendment, attached hereto as Exhibit B, to the Agreement, dated as of February 1, 1989, between the Company and the Mayo Foundation.

     Section 3.1B Additional Representations and Warranties of the Company. The Company represents and warrants that, except for such matters that would not singly or in the aggregate (x) materially adversely affect the ability of the Company to perform its obligations hereunder and (y) reasonably be expected to result in a Company Material Adverse Effect:

     (l) No Conflicts. (i) Except as disclosed on Schedule 3.1(l) (i) , the execution, delivery and performance of this Agreement by the Company do not and will not: (A) assuming that all consents, approvals and authorizations contemplated by Section 3.1(e) have been obtained and all filings described in Section 3.1(e) have been made, conflict with or violate any Governmental Regulation applicable to the Company or any of its Subsidiaries or Investment Entities or by which its or any of their respective Properties or assets are bound; or (B) assuming that all consents, approvals and authorizations contemplated by Section 3.1(e) have been obtained and all filings described in Section 3.1(e) have been made, result in any breach or violation of or constitute a default under, or give rise to any right of first refusal, termination, amendment, acceleration or cancellation of, result in a loss or reduction of rights under, or result in the creation of a Lien on any of the Properties or assets of the Company or any of its Subsidiaries or Investment Entities pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities is a party or by which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities or its or any of their respective material Properties or assets are bound or are subject.

     (m)  Undisclosed Liabilities.  Except as set forth on Schedule
3.1(m) and except as and to the extent disclosed in the consolidated balance sheet of the Company as at December 31, 1995 previously furnished the Parent, there are no liabilities, whether absolute, accrued, contingent or otherwise, of the Company or any of its Subsidiaries, that would be required to be reflected on, or reserved against, in a consolidated balance sheet of the Company in accordance with GAAP, except for (i) liabilities which, singly or in the aggregate, are immaterial in amount or nature, and
(ii) liabilities incurred subsequent to the date of such financial statement by the Company, its Subsidiaries or its Investment Entities in the ordinary course of business consistent with past practice.

     (n) Absence of Certain Changes or Events. Except as disclosed prior to the date hereof in the SEC Reports or on Schedule 3.1(n), since December 31, 1995, the Company each of its Subsidiaries and, to the knowledge of the Company, each of its Investment Entities has conducted its business only in the ordinary course, consistent with past practice and except as disclosed prior to the date hereof in the SEC Reports or on
Schedule 3.1(n), since December 31, 1995, there has not been prior to the date hereof, (x) any adverse change in the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or, to the knowledge of the Company, its Investment Entities taken as a whole with the Company and its Subsidiaries, nor has there been any development which, taken together with all other developments in the aggregate, would reasonably be expected to result in such an adverse change, nor to the knowledge of the Company is any such adverse change or development threatened, (y) any change in any accounting principle, method or practice used by it or any change in the classification of assets, recognition of income or expenses or the depreciation or amortization policies or rates therefore applied (unless required by the SEC or the Financial Accounting Standards Board ("FASB")), or (z) except in the ordinary course of business consistent with past practice and within levels anticipated in the 1996 Budget, any actual or, to the knowledge of the Company, threatened, damage, destruction, loss, conversion, condemnation or taking by eminent domain related to any material asset or Property of the Company, its Subsidiaries or, to the knowledge of the Company, its Investment Entities (including each of the Property Owners), nor are any proceedings pending with respect to the same. In addition, except as disclosed on Schedule 3.1(n) or in the SEC Reports, from December 31, 1995 to the date hereof, neither the Company nor any of its Subsidiaries or Investment Entities has (A) issued, sold or delivered or agreed to issue, sell or deliver any additional shares of their capital stock (except for the issuance of Company Common Stock pursuant to the exercise of Options in accordance with their terms or pursuant to the compensation elections of the directors of the Company under Company Plans in effect on the date hereof), partnership, joint venture or other equity interests (collectively, "Ownership Interests"), or any options, warrants or rights to acquire any Ownership Interests, or securities convertible into or exchangeable for Ownership Interests, other than to the Company or its wholly owned Subsidiaries, (B) acquired or disposed of any material assets or material Properties or agreed to manage or operate any material asset or material Property, or entered into any agreement or other arrangement for any such acquisition, disposition, management or operation, except in each case in the ordinary course of business consistent with past practice, (C) declared, made, paid or set apart any sum for any dividend or other distribution to its shareholders, partners or co-venturers (other than the Company and its wholly owned Subsidiaries), or purchased or redeemed any of its Ownership Interests or reclassified any of its Ownership Interests, (D) except as required under existing Company Plans, increased or accelerated the wages, salaries, compensation, pension or other benefits payable to any employee, or granted any severance or termination pay, except to employees who are not executive officers or directors in accordance with its past business practice, or entered into any employment agreement with any officer or salaried employee which is not terminable by the employer, without cause and without severance or termination payments, upon notice of 30 days or less, or established, adopted, entered into or amended or terminated any Company Plan or other Material Contract listed on Schedule 3.1(p)(i)(B), (E) relinquished, forgiven or canceled any material debts or claims (except with respect to transient hotel guests in the ordinary course of business consistent with past practice) or waived any rights of material value, (F) suffered any strike or other material labor trouble,
(G) made or prepaid any material investment, loan or other extension of credit (other than working capital borrowings) or entered into any commitment or agreement to make or prepay any material investments, loans or extensions of credit (other than working capital borrowings) to any entity, other than a wholly owned Subsidiary of the Company, (H) issued any indemnity, guaranty, "keep well" agreement or similar assurances of performance for any other entity, other than a wholly owned Subsidiary, with respect to which the contingent liability exceeds $100,000 per agreement, (I) except as reflected on Schedule 3.1(b)(iii), amended its organizational documents or altered, through merger, liquidation, reorganization, restructuring or any other fashion the entity structure or the Company's direct or indirect Ownership Interests in such entity, (J) except as reflected on Schedule 3.1(p), amended, supplemented or modified any Material Contract or entered into any material transaction, in each case other than in the ordinary course of business consistent with past practice; or (K) made any material Tax elections, settled or compromised any material income Tax liabilities or deferred the payment of any material Taxes that came due.

     (o)  Compliance with Laws.

          (i) Except as set forth on Schedule 3.1(o)(i) the Company, each of its Subsidiaries and, to the knowledge of the Company, each of its Investment Entities hold all material Licenses and Permits necessary for the lawful conduct of their respective businesses and the operation and management of the Properties as currently conducted. All such Licenses and Permits are valid and in full force and effect.

          (ii) The Company, each of its Subsidiaries and, to the knowledge of the Company, each of its Investment Entities are in compliance in all material respects with the terms of their respective Licenses and Permits, and each of the Properties is being operated, leased, managed and used in accordance in all material respects with the Licenses and Permits.

          (iii) The Company, each of its Subsidiaries and, to the knowledge of the Company, each of its Investment Entities are in compliance in all material respects with all Government Regulations, excluding the Americans with Disabilities Act (the "ADA").

          (iv) Except as set forth on Schedule 3.1(o), as of the date of this Agreement, to the knowledge of the Company, no investigation, review, inquiry or proceeding by any Governmental Entity is pending or threatened with respect to any material matter as to which the Company, any of its Subsidiaries or any of its Investment Entities is a party or subject.

          (v) Except as set forth on Schedule 3.1(o)(v), as of the date of this Agreement, neither the Company nor any Subsidiary nor, to the Company's knowledge, any Investment Entity, has received any written notice from any Governmental Authority with respect to compliance with the ADA. The Company has in effect an ADA compliance program for the Company, its Subsidiaries and the Investment Entities. The Company, its Subsidiaries and the Investment Entities have taken all commercially reasonable actions to comply with the ADA.

     (p)  Agreements.

          (i)  Schedule 3.1(p) and Schedules 3.1(s)(i) through
3.1(s)(xi) together set forth a true, correct and complete list of all of the executory contracts and other agreements (together with all supplements, amendments and modifications thereto) in each of the following categories to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities is a party or by or to which their respective assets, Properties or businesses are bound or subject as of the date hereof (the "Material Contracts"):

               (A) except as set forth in Partnership Agreements, Franchise Agreements and Ground Leases previously disclosed to Parent, (x) any agreement, preferential rights or options or rights of first refusal in each case relating to the acquisition by the Company, any of its Subsidiaries or, to the knowledge of the Company, its Investment Entities, of any operating business, material amount of assets, properties or the capital stock of any other Person or relating to the disposition of the capital stock of the Company, any of its Subsidiaries or, to the knowledge of the Company, its Investment Entities, or a material amount of its or their assets or Properties (including grants of any preferential rights or options or right of first refusal with respect thereto) and (y) any agreement for the sale or exchange of assets that provides for payments in excess of $100,000 per annum or $250,000 in the aggregate per agreement;

               (B) all Company Plans (as defined in Section 3.1(s)) for the benefit of, or relating to, any employee, director, former employee, former director or retiree of the Company, any of the Company's Subsidiaries or any of its Investment Entities;

               (C) all employment, consulting, severance, or any similar agreement, arrangement or contract related to employment or personal services with Persons who are not officers, directors or employees of the Company or ERISA Affiliates having a remaining term of one year or more, not terminable by the Company or any Subsidiary without penalty on 90 days or less notice and involving payments in excess of $50,000.

               (D) all collective bargaining or similar agreements with any labor union;

               (E) all contracts or agreements to indemnify any officers or directors of the Company, its Subsidiaries or, to the knowledge of the Company, its Investment Entities;

               (F) except for Partnership Agreements and agreements listed on Schedule 3.1(p)(E), all agreements of surety, guarantee, reimbursement, indemnity, "keep well" or agreements to advance funds, letters of credit, bid bond, temporary performance bond or indemnification or similar assurances of performance with respect to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities, is the obligor or beneficiary, with respect to which the contingent liability exceeds $100,000 (excluding any such arrangement between the Company and its wholly owned Subsidiaries);

               (G) except for documents relating to indebtedness not exceeding $200,000 in any single instrument and $1,000,000 for all such instruments, all indentures, loan agreements, promissory notes, agreements pledging, mortgaging or otherwise granting a security interest in collateral or guarantees under which the Company or any of its Subsidiaries or, to the knowledge of the Company, its Investment Entities has outstanding indebtedness (including Existing Indebtedness), obligations or liabilities, contingent or otherwise, for borrowed money or under which any Person (including the Company, any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities) has outstanding indebtedness, obligations or liabilities, contingent or otherwise, for borrowed money with the Company, any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities (set forth on Schedule 3.1(p)(G) is a list of the Existing Indebtedness, maturity date and interest rate with respect to each Existing Loan, and specifying if such Existing Loan is not recourse);

               (H) excluding group reservations for transient hotel guests, all material Property Contracts and, to the knowledge of the Company, all proposed material Property Contracts being negotiated;

               (I)  all Ground Leases and material Space Leases
     (including a schedule of the current annual rent and term for such material Space Leases);

               (J) all commitments to make capital expenditures, capital additions or capital improvements (including, without limitation, tenant improvements) not reflected in the Capital Expenditure Budget, involving an expenditure in excess of $100,000 and capital expenditures exceeding $500,000 in the aggregate;

               (K) other than as set forth on Scheduled 3.1(l), all agreements providing for additional or accelerated payments or other consideration or altering the respective rights of the parties thereto on account of the transactions contemplated hereby;

               (L) all agreements (other than Franchise Agreements, Partnership Agreements, REAs and Ground Leases) which limit in any material respect the right of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities to engage in any business (including without limitation, the ownership, operation or sale of hotels); and

               (M) any agreements or contracts (of the types not covered by clauses (A) through (L) above and except for Permitted Liens), which are material to the business, operations, Properties, assets or results of operations of the Company and its Subsidiaries taken as a whole and which are not terminable by the Company without penalty on 90 days' notice or less.

          (ii) The Company has made available to the Parent true, correct and complete copies of the Material Contracts. Except for modifications as set forth on Schedule 3.1(p)(i), each of the Material Contracts is valid and binding, in full force and effect and unmodified. Except as set forth on Schedule 3.1(p)(ii), neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, its Investment
Entities: (x) is in material breach or default under any Material Contract;
(y) has received any written notice of default, acceleration, cancellation or termination (or any other written notice with like or similar effect) under any Material Contract; or (z) has any knowledge of any default or fact which would, to the knowledge of the Company, with the giving of notice or passage of time or both, constitute a material default by the Company, its Subsidiaries or its Investment Entities under any Material Contract, and the Company has no knowledge that any other party to any Material Contract is in material breach or default thereof. Neither the consummation of the transactions contemplated by this Agreement nor any subsequent sale or transfer of any Property may give rise to, or result in the exercise of, any right of first refusal or option exercisable by any Person (other than the Company or its Subsidiaries) with respect to all or any portion of any Property pursuant to the terms of any of the Permitted Liens or Material Contracts listed on Schedule 3.1(p)(i)(A) hereof.

     (q) Permitted Liens. The Company, the Subsidiaries and, to the knowledge of the Company, each of its Investment Entities and each Property is in compliance in all material respects with the terms of Permitted Liens applicable to it. Except as set forth on Schedule 3.1(v)(iii), none of the Permitted Liens (excluding any of the Ground Leases and any mortgages or deeds of trust) requires the Company, its Subsidiaries or any of its Investment Entities to make any material special or non-recurring payment so long as there is no default under such Permitted Lien.

     (r) Absence of Litigation. Except as disclosed on Schedule 3.1(r), in the SEC Reports or the financial statements or the notes thereto delivered to the Parent pursuant to Sections 3.1(f)(iii), as of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities or any Properties or rights of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, other than ordinary course claims of the type insured against (subject to self-insured retentions and deductibles) by the Company, its Subsidiaries and, to the knowledge of the Company, its Investment Entities. Except as set forth on
Schedule 3.1(r), neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities nor any of their respective Properties is or are subject to any material order, writ, judgment, injunction, decree, determination or award that remains unsatisfied or in effect.

     (s) Employee Matters. (i) Schedule 3.1(s) (i) lists each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance and other similar material fringe or employee benefit plans, programs, policies or arrangements, any employment, consulting, indemnification or executive compensation agreements for the benefit of, or relating to, any employee, former employee or retiree of the Company or any trade or business under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, and written descriptions of any oral arrangements or agreements with respect to the foregoing, currently maintained or maintained within the last three years by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any liability in respect of current or former employees (collectively referred to as the "Company Plans"). True, correct and complete copies of the following have been made available to the Parent: (A) all Company Plans and any trust agreement related thereto; (B) the most recent annual report (Form 5500 Series) with respect to each Company Plan; (C) the most recent summary plan description (as described in section 102(a)(1) of ERISA); and
(D) the most recent actuarial report (based on information accurately reported by the Company or any Subsidiary of the Company) which reflects the funded status and contribution requirements of each Title IV Plan (as defined in Section 3.1(s)(viii) below)). The annual reports (Form 5500 Series) with respect to each Company Plan have been properly filed, including the payment in full of any late fees, interest and penalties, if, and to the extent, applicable.

          (ii) Each Company Plan has been administered, and is in compliance, in all material respects with ERISA, the Code, the terms of such Company Plan and all laws, rules and regulations applicable thereto.
(iii) No "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) has heretofore occurred with respect to the assets of any Company Plan.

          (iv) Neither the Company nor any ERISA Affiliate contributes to, or was required within the preceding six years to contribute to, any "multi employer plan" (within the meaning of section 3(37) of ERISA).

          (v) Each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service ("IRS") as to its qualification and since the date of such favorable determination letter, to the Company's knowledge, neither it nor any ERISA Affiliate has taken or failed to take any action which would be reasonably likely to disqualify such Company Plan.

          (vi) There are no pending actions which have been asserted in writing or instituted (other than in respect of benefits due in the ordinary course) against the assets of any of the Company Plans or against the Company or any ERISA Affiliate or any fiduciary of the Company Plans with respect to the Company Plans.

          (vii) Except as required by section 4980B of the Code or as set forth on Schedule 3.1(s)(vii), no Company Plan or other arrangement provides medical or death benefits (whether or not insured) with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of employment. Any continuation coverage provided under any Company Plans which are welfare benefit plans (within the meaning of section 3(1) of ERISA) complies with section 4980B of the Code and is at the expense of the participant or beneficiary.

          (viii) Schedule 3.1(s)(viii) sets forth each Company Plan
(other than a multi employer plan) that is subject to Title IV of ERISA (a "Title IV Plan"). Except as set forth on Schedule 3.1(s)(viii), no accumulated funding deficiency or unpaid required installments within the meaning of section 412 of the Code exists, nor has there been issued a waiver or variance of the minimum funding standards imposed by the Code with respect to any Title IV Plan, nor has any lien been created under section 302(f) of ERISA or security been required under section 307 of ERISA, nor are any excise taxes due or hereafter to become due under section 4971 or 4972 of the Code with respect to the funding of any such plan for any plan year or other fiscal period ending on or before the Effective Time. With respect to each Title IV Plan, (a) there has not occurred any reportable event within the meaning of section 4043(c) of ERISA or the regulations thereunder (other than events as to which the 30-day notice requirement has been waived), and (b) there exists no ground upon which the Pension Benefit Guaranty Corporation ("PBGC") would reasonably be expected to demand termination of any Title IV Plan or appoint itself or its nominee as trustee thereunder. The PBGC has not instituted or threatened in writing a proceeding to terminate any Title IV Plan. All PBGC premiums due on or before the date hereof with respect to any Title IV Plan have been paid in full, including late fees, interest and penalties, if and to the extent applicable. There has been no material adverse change in the assets, liabilities or financial position of each Title IV Plan since the date of the most recent actuarial report. The Company does not intend that a principal purpose for engaging in the transactions contemplated hereby is for the evasion of liability under Title IV of ERISA.

          (ix) Except as set forth on Schedule 3.1(s)(ix) (which sets forth the respective amounts of money, property or other consideration which would reasonably be expected to be paid or transferred), no Company Plan or agreement, program, policy or other arrangement by or to which the Company or any ERISA Affiliate is a party, is bound or is otherwise liable, by its terms or in effect would reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the sale, lease, exchange or transfer of either any shares of stock or any of the assets of the Company or any ERISA Affiliate (whether or not any such payment would constitute a "parachute payment" or "excess parachute payment" within the meaning of Section 280G of the Code).

          (x) As of the date hereof, the Company and its Subsidiaries have approximately 3,750 employees in the aggregate, and no demand for recognition made by any labor organization is pending with respect to any such employees. Schedule 3.1(s)(xi) sets forth a list of all collective bargaining agreements to which the Company is a party as of the date hereof and any pending grievances thereunder. The Company and its Subsidiaries have not at any time during the last two years (a) had, nor is there now threatened, a material strike, picketing, work stoppage, work slowdown, lockout or other labor trouble or dispute or grievance under any collective bargaining agreement or (b)engaged in any unfair labor practice or discriminated on the basis of age or other discrimination prohibited by applicable law in their employment conditions or practices. There are no representation petitions, unfair labor practice or age discrimination charges or complaints, or other charges or complaints alleging illegal discriminatory practices by the Company or its Subsidiaries, pending or threatened before the National Labor Relations Board or any other governmental body. The Company and its Subsidiaries have not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws, which remains unpaid or unsatisfied.

          (xi) All insurance premiums required to be paid with respect to Company Plans as of the Effective Time have been or will be paid prior thereto and adequate reserves have been provided for on the Company's balance sheet for any premiums (or portions thereof) attributable to service on or prior to the Effective Time.

     (t) Tax Matters. (i) Except as disclosed in Schedule 3.1(t) , the Company and each of its Subsidiaries and, to the knowledge of the Company, each of its Investment Entities, and any consolidated, combined, unitary or aggregate group for Tax (as hereinafter defined) purposes of which the Company or any of its Subsidiaries and Investment Entities is or has been a member has timely filed all Tax Returns (as hereinafter defined) required to be filed by it, has paid all Taxes required to be paid whether or not shown to be due prior to the date any fine or penalty would be assessed thereon or has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns.

          (ii) Except as disclosed in Schedule 3.1(t), (i) no deficiency for any Taxes has been proposed, asserted or assessed against the Company or its Subsidiaries and, to the knowledge of the Company, its Investment Entities that has not been resolved and paid in full, (ii) there are no waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns of the Company or any of its Subsidiaries and, to the knowledge of the Company, its Investment Entities and (iii) there are no present or proposed audits, examinations, administrative proceedings or court proceedings with respect to any Taxes or Tax Returns of the Company or its Subsidiaries and, to the knowledge of the Company, its Investment Entities.

          (iii) Except as disclosed in Schedule 3.1(t), none of the Company or any of its Subsidiaries and, to the Company's knowledge, Investment Entities is a party to or liable under any material agreement (other than Permitted Liens) for the allocation, payment or sharing of Taxes.

          (iv) There are no material Liens for Taxes upon the Properties or assets of the Company or any of its Subsidiaries and, and to the Company's knowledge, Investment Entities except for liens for Taxes not yet due and payable.

           (v) The Company and its Subsidiaries had aggregate accumulated earnings and profits for federal income tax purposes of not more than $18,000,000 as of December 31, 1995.

          (vi) Schedule 3.1(t) indicates (i) the approximate basis (net of depreciation and other adjustments) of (x) the total assets of the Company and its Subsidiaries and (y) each Property (including associated Personal Property) set forth on Schedule 3.1(t), in each case as indicated on the consolidated financial statements of the Company for the fiscal year ended December 31, 1995 and (ii) the approximate basis (net of depreciation and other adjustments) of (x) the total assets of the Company and its Subsidiaries and (y) each such Property, in each case for federal income tax purposes as of December 31, 1995.

          (vii) As of December 31, 1995, except as disclosed in Schedule 3.1(t), with respect to each hotel Property owned by the Company and its Subsidiaries and Investment Entities, the aggregate adjusted federal income tax basis of the personal property in or relating to each hotel was less than 15% of the adjusted federal income tax basis of both the real and personal property comprising such hotel determined for purposes of Code
Section 856(d)(1)(C).

          (viii) None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities is party to any agreement, contract, plan or arrangement that (i) would result, by reason of any of the transactions contemplated herein, separately or in the aggregate, in the payment of any excess parachute payments by the Company or any of its Subsidiaries and Investment Entities within the meaning of
Section 280G of the Code or (ii) provides for any compensation or other payments to any employee with respect to which a deduction would be reduced or disallowed pursuant to Code Section 162(m).

          (ix) None of the Company or any of its Subsidiaries and Investment Entities has made any written or oral commitment to pay any tax bonuses to any employee pursuant to any plan, agreement, contract or arrangement with their employees.

          (x) As used herein, "Taxes" shall mean any federal, state, local or foreign taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental entity, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental entity with respect to Taxes.

     (u)  Environmental Matters.    Except as set forth in Schedule
3.1(u) and except for such Environmental Liabilities to the Company, its Subsidiaries and Investment Entities as shall not reasonably be expected to exceed $20,000 in any single instance (provided that the Environmental Liabilities for all such instances do not exceed $150,000 in the aggregate):

          (i) The operations of the Properties, the Company, its Subsidiaries and, to the knowledge of the Company, its Investment Entities are in compliance with applicable Environmental Laws;

          (ii) The Company, its Subsidiaries and its Investment Entities and the Properties are in compliance with the terms of their Licenses and Permits required under applicable Environmental Laws;

          (iii) There has been no Release at any parcel of Real Property, or to the knowledge of the Company, at any disposal or treatment facility which received Hazardous Materials generated by the Company, its Subsidiaries, its Investment Entities or the Properties, or any predecessor in interest;

          (iv) (A) No Environmental Claims have been asserted or are pending against the Company or any of its Subsidiaries or their Properties or, to the knowledge of the Company, any Investment Entity or any of its Properties or, to the knowledge of the Company, any predecessor in interest of any of them, other than any Environmental Claim which is immaterial in nature or amount, (B) neither the Company, its Subsidiaries, nor to the knowledge of the Company, any of its Investment Entities has knowledge or notice of any threatened Environmental Claim against the Company, its Subsidiaries, its Investment Entities or the Properties, or any predecessor in interest and (C) no remedial obligation has been imposed on the Company, any of its Subsidiaries or any of their Properties and, to the knowledge of the Company, any of its Investment Entities or any of its Properties under any applicable Environmental Law, other than any remedial obligation which is immaterial in nature or amount;


          (v) To the knowledge of the Company, no Environmental Claims have been asserted against any facilities that have received Hazardous Materials generated by the Company, its Subsidiaries, its Investment Entities or the Properties, or any predecessor in interest;

          (vi) Schedule 3.1(u)(vi) hereto sets forth (a) the general location of any underground storage tanks located at any of the Properties,
(b) to the knowledge of the Company, the general location of any asbestos located at any of the Properties and (c) the estimated cost of any Remedial Action required under applicable Environmental Laws with respect to any such matters. The asbestos (other than Category II (as defined in 40 CFR 61.141) non-friable asbestos as to which no representation is made in this sentence) that is located at the Properties and is not disclosed on
Schedule 3.1(u)(vi), (x) does not require any Remedial Action under applicable Environmental Law and (y) does not materially adversely affect the operations or the marketability of the relevant Property where such asbestos is located;

          (vii) None of the Properties contains any Hazardous Materials except in substantial compliance with applicable Environmental Laws;

          (viii) None of the Properties are now being or have ever been used, nor has any property or asset previously owned by the Company or one of its Subsidiaries or its Investment Entities ever been used for any activities involving, directly or indirectly, the use, handling, generation, treatment, storage, transportation, removal, remediation, Release or disposal of any Hazardous Materials except in compliance with applicable Environmental Laws.


     (v)  Properties.

          (i) Each Property Owner (a true, correct and complete list of which is set forth on Schedules 3.1(v)(i) and (ii)) has (A) good and marketable fee simple title to the Real Property owned by such Property Owner, free and clear of all Liens other than the Permitted Liens applicable to it, and (B) good and marketable leasehold title to the Real Property leased by such Property Owner, free and clear of all Liens other than the Permitted Liens applicable to it.

          (ii) except as set forth on Schedule 3.1(v)(iii), neither the Company nor any Property Owner has knowledge of, nor has it received any notice of, any material non-recurring or special taxes or assessments or any planned public improvements that may result in a material non-recurring or special tax or assessment with respect to the Company, its Subsidiaries, its Investment Entities or the Properties.

          (iii) The Company, its Subsidiaries or its Investment Entities has (A) good title to all of the material Personal Property owned by such Person, free and clear of all Liens other than Permitted Liens applicable to it and (B) a valid leasehold interest to all material Personal Property leased by such Person, free and clear of all Liens other than Permitted Liens applicable to it. Each parcel of Real Property which is a hotel contains all levels of Personal Property and inventories of supplies necessary to operate such hotel in the ordinary course of business, consistent with past practice.

          (iv) The lessee under each Ground Lease and under each Space Lease (where the Company, or any of its Subsidiaries or its Investment Entities is lessee) is in peaceful and quiet possession of the Property demised thereunder.

          (v) Neither the Company, nor any of its Subsidiaries or any of its Investment Entities has knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street, creek or road adjacent to or serving any parcel of Real Property. Within the period of eighteen (18) months prior to the date hereof, no portion of any of the Properties has suffered any material damage or had its operation curtailed in any material respect by fire, flood or other casualty which has not heretofore been repaired and restored to its original or better condition and paid or provided for, all in accordance with all applicable Governmental Regulations.

          (vi) All utilities required for the operation of each parcel of Real Property either enter such Real Property through adjoining streets, or they pass through adjoining land, do so in accordance with valid public easements or irrevocable private easements, and all of said utilities are installed and operating.

          (vii) The structural elements of the Improvements, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) in the Improvements, the elevators and the utility systems servicing the Improvements and the roofs located at the Improvements (excluding in all events decorative fixtures and furniture as to which no representation is made in this clause (vii)) are in good condition, normal wear and tear excepted. The condition of such elements and systems (including the absence of any material latent defects) is such that the cost of capital improvements (including major repairs or replacements which would be capitalized in accordance with GAAP) required to be made with respect to such elements and systems during the years 1996, 1997 and 1998 would reasonably be expected to not exceed the amounts set forth on
Schedule 3.1(v)(vii) hereof for such year.

          (viii) The present zoning (including, by means of special variances of record) of each parcel of Real Property permits the current use thereof (excluding isolated instances of non-compliance which are immaterial in nature). Neither the Company, its Subsidiaries, nor, to the knowledge of the Company, any of the Investment Entities, has knowledge of any fact, proceeding or threatened action or proceeding which could materially adversely affect the present zoning of any parcel of Real Property.

          (ix) There are no (A) unrecorded easements which are not shown on the Surveys, (B) strips or gores with respect to or affecting any parcel of Real Property (or portion thereof) which cause any related parcels of Land to be non-contiguous or (C) encroachments either by the Improvements on any property owned by others or by any improvement owned by others on any parcel of the Real Property (other than encroachments which are immaterial in nature). Each parcel of Real Property has a right to access to and from such parcel of Real Property.

          (x) Schedule 3.1(v)(x) is a true, correct and complete list of all Title Insurance Policies, each of which is in full force and effect.

     (w) Insurance. Schedule 3.1(w) contains an accurate and complete list of all policies of insurance (other than Title Insurance Policies), including the amounts thereof and all deductibles, maintained by the Company, each of its Subsidiaries and, to the knowledge of the Company, its Investment Entities with respect to its business, employees, Properties and assets. To the knowledge of the Company, each such policy is in full force and effect and, assuming consummation of the transactions contemplated hereby, is free from any right of termination on the part of the insurance carriers (and no notice of cancellation of any such policy has been received by the Company or the relevant Subsidiary or Investment Entity). Except as set forth on Schedule 3.1(w), there are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the Properties and assets of the Company, any of its Subsidiaries or its Investment Entities or by any Board of Fire Underwriters or other body exercising similar functions or by any Governmental Entity requiring or recommending any material repairs or other material work to be done on or with respect to any of the Properties and assets of the Company, any of its Subsidiaries or, to the knowledge of the Company, its Investment Entities or requiring or recommending any material equipment or facilities to be installed on or in connection with any of the Properties or assets of the Company, any of its Subsidiaries or, to the knowledge of the Company, its Investment Entities.

     SECTION 3.2 Representations and Warranties of the Parent and the Purchaser. The Parent and the Purchaser hereby, jointly and severally, represent and warrant to the Company as follows:

     (a) Corporate Organization. The Parent is a limited partnership duly organized and validly existing under the laws of the state of its formation, and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has the requisite power or authority for such entity to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a Parent Material Adverse Effect.

     (b) Authority Relative to Agreements. Each of the Parent and the Purchaser has all necessary power and authority for such entity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Parent and the Purchaser, and the consummation by each of the Parent and the Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate or other action on the part of the Parent and the Purchaser, and no other corporate or other proceedings on the part of the Parent and the Purchaser are necessary to authorize this Agreement and the consummation by the Parent and the Purchaser of such transactions. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of the Parent and the Purchaser, enforceable against each of the Parent and the Purchaser in accordance with its terms.

     (c) No Conflict; Required Filings and Consents. (i) The execution, delivery and performance of this Agreement by the Parent and the Purchaser do not and will not: (A) conflict with or violate the Partnership Agreement of the Parent or the Articles of Incorporation or By-Laws of the Purchaser, (B) assuming that all consents, approvals and authorizations contemplated by subsection (ii) below have been obtained and all filings described in such subsection have been made, conflict with or violate any Governmental Regulation applicable to the Parent, the Purchaser or any of their respective Subsidiaries or by which any of them or their respective properties are bound or (C) assuming that all consents, approvals and authorizations contemplated by subsection (ii) below have had been obtained and all filings described in such clause have been made, result in any breach or violation of or constitute a default, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or encumbrance on any of the property or assets of the Parent, the Purchaser or any of their respective Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent, the Purchaser or any of their respective Subsidiaries is a party or by which the Parent, the Purchaser or any of their respective Subsidiaries or any of their respective properties are bound.

          (ii) The execution, delivery and performance of this Agreement by the Parent and the Purchaser and the consummation of the transactions contemplated hereby by the Parent and the Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for: (A) applicable filings pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder, (B) the filing and recordation of appropriate merger or other documents as required by the MBCA, (C) compliance with the statutory provisions and regulations relating to any Real Property transfer gains tax or Real Property transfer tax, and
(D) such other consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain would not reasonably be expected to have a Parent Material Adverse Effect.

     (d) Information Supplied. None of the information supplied or to be supplied by the Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement, at the date of mailing to stockholders and at the time of the Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (e)  Financing.  The Parent and the Purchaser have available
(through existing credit arrangements or otherwise) all funds necessary to consummate the transactions contemplated by this Agreement.

     (f) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Parent or the Purchaser.


                                  ARTICLE IV

           CONDUCT OF BUSINESS PENDING THE MERGER; OTHER COVENANTS

     SECTION 4.1 Conduct of Business of the Company Pending the Merger. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries and, to the extent within its control, its Investment Entities to, (i) act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts, to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them, (ii) maintain and keep their Properties and equipment in good repair, working order and condition, consistent with current condition, except for ordinary wear and tear, (iii) use their best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by each of them, and (iv) perform in all material respects all of its obligations under all contracts and commitments applicable to its business or Properties (including, without limitation, under Material Contracts), (subject to the Company's right to enter into comparable substitute arrangements, consistent with past practice, on terms generally no less favorable to the Company than those in effect on the date hereof). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries or, to the extent within its control, its Investment Entities to, without the prior consent of Parent:

     (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its outstanding Ownership Interests, other than (A) dividends and distributions to the Company or any of its wholly owned Subsidiaries, (B) regular quarterly cash dividends not in excess of $.04 per share of Company Common Stock (with usual record and payment dates and in accordance with the Company's present dividend policy) and distributions by non-wholly owned Subsidiaries and Investment Entities in accordance with Schedule 4.1(a), (ii) split, combine or reclassify any of its outstanding Ownership Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding Ownership Interests or (iii) purchase, redeem or otherwise acquire any outstanding Ownership Interests of the Company or any of its Subsidiaries or its Investment Entities, or any rights, warrants or options to acquire any such Ownership Interests except, in the case of clause (iii), for (A) the acquisition by the Company of the capital stock of its wholly owned Subsidiaries or (B) the transactions contemplated by
Section 2.3(b) hereof;

     (b) except as expressly set forth on Schedule 4.1(b) and except for the issuance of Company Common Stock pursuant to the exercise of Options outstanding on the date hereof in accordance with their terms or pursuant to the previously made compensation elections of the directors of the Company under Company Plans in effect on the date hereof, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise, including pursuant to any debenture or note issued to the Mayo Foundation), pledge or otherwise encumber any shares of its Ownership Interests, any other voting securities or any securities convertible, exchangeable or exercisable into, or any rights, warrants or options to acquire, any such Ownership Interests, voting securities or other equity equivalents (including without limitation stock appreciation rights) (other than (i) sales of capital stock of any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, or (ii) upon the exercise of Options outstanding on the date of this Agreement in accordance with their terms) or, subject to contractual obligations, not consent to the admission of any new partners to any Partnerships;

     (c) except to the extent required under existing Company Plans as in effect on the date of this Agreement, (i) increase or accelerate the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not directors or officers of the Company or its Subsidiaries in the ordinary course of business in accordance with past practice, or (ii) grant any severance or termination pay not currently required to be paid under any Company Plans as in effect on the date hereof, or (iii) enter into any employment agreement with any present or former director or officer or senior employee, or, other than in the ordinary course of business consistent with past practice and terminable without severance or other termination payment on 30 days' notice or less, any other employee of the Company, any of its Subsidiaries or its Investment Entities, or (iv) establish, adopt, enter into or amend or terminate any Company Plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company, its Subsidiaries or its Investment Entities, provided that the collective bargaining agreements for employees at Copper King Inn Hotel and the salaries and benefits provided thereunder may be amended, modified, extended or replaced as the result of good faith negotiations relating to the expiration of the terms of the current agreements in June of 1996;

     (d) amend its or their Articles of Incorporation, By-Laws, partnership agreement or other comparable charter or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the entity structure or ownership of any of the Company's Subsidiaries and, to the extent within the control of the Company, its Investment Entities;

     (e) except as set forth on Schedule 4.1(e), acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock, assets or properties of, (including through the exercise of any right of first refusal or the exercise of any option to purchase or convert), or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; or (ii) any material assets or properties (except purchases of inventory and services in the ordinary course of business consistent with past practice and capital expenditures permitted by (h) below);

     (f) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its Properties or assets, except
(i) sales (A) in the ordinary course of business consistent with past practice or (B) in connection with the replacement of capital assets made in the ordinary course of business consistent with past practice, (ii) leases of retail space in Properties which are hotels in the ordinary course of business consistent with past practice and (iii) as disclosed on
Schedule 4.1(f);

     (g) amend, supplement or modify any Material Contract, except in the ordinary course of business (including as contemplated in the proviso to clause (c) above), or relinquish, forgive or cancel any material debt or claim or waive any rights of material value;

     (h) except as set forth in Schedule 4.1(h), make any capital expenditure or commitment to make any such expenditure (except in accordance with the Capital Expenditures Budget) or defer making any budgeted capital expenditure, in each case in excess of $100,000 and $500,000 in the aggregate; provided that following notice to, and to the extent circumstances permit, consultation with Parent, the Company shall be permitted to make capital expenditures not contemplated by the Capital Expenditure Budget to make emergency repairs;

     (i) (i) except as set forth on Schedule 4.1(i) hereto, incur or prepay any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than guarantees by the Company in favor of any of its wholly owned Subsidiaries or by any of its Subsidiaries in favor of the Company), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or its Investment Entities, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, which borrowings shall not in the aggregate exceed $7,000,000 outstanding at any particular time, (provided that the foregoing shall not restrict the Company or any of its Subsidiaries or Investment Entities from renewing or replacing existing working capital lines provided that no such lines shall provide for any penalties for the prepayment or termination of the same (other than customary LIBOR breakage costs) or (ii), except pursuant to partnership agreements previously disclosed to Parent and except pursuant to capital calls of Investment Entities not controlled by the Company or its Subsidiaries, make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company, and other routine advances to employees (which advances shall not exceed $10,000 in the aggregate at any one time outstanding);

     (j) change any accounting principle, method or practice used by it or any change in the classification of assets, recognition of income or expenses or the depreciation or amortization policies or rates theretofore applied, unless required by the SEC or the FASB;

     (k) make any material Tax election or settle or compromise any income Tax liability in excess of $500,000, in the aggregate or defer the payment of any material Taxes that come due;

     (l) enter into any contract, including but not limited to mortgages and security agreements, which would require the consent (including the waiver of any right of first refusal or similar right) of the third party to the consummation of the transactions contemplated hereby other than renewals or replacements of existing working capital lines of credit on terms no less favorable to the Company than the terms of such existing lines of credit;

     (m) authorize any of, or commit or agree to take any of, the foregoing actions.

     To the extent any of the Company, its Subsidiaries or its Investment Entities has done anything in contravention of the acts required or proscribed, as applicable, in this Section 4.1 without the prior written consent of the Parent, the Company will promptly inform the Parent, by telephone (with confirmation of details in writing) of such action in contravention.

     SECTION 4.2 Conduct of Business of the Purchaser. The Purchaser has not engaged, and during the period from the date of this Agreement to the Effective Time, the Purchaser shall not engage, in any activities of any nature except as provided in, or in connection with the transactions contemplated by, this Agreement.


     SECTION 4.3   Preparation of Proxy Statement

     (a) The Company shall promptly (and in any event within 30 days of the date hereof) file or cause to be filed with the SEC a preliminary Proxy Statement relating to the Merger and this Agreement. In connection therewith, the Parent and the Purchaser will fully cooperate with the Company and its counsel in the preparation by the Company of the Proxy Statement and in obtaining the stockholder approvals sought thereunder.
The Company shall respond as promptly as practicable to any comments of the SEC on the preliminary Proxy Statement, and cause the Proxy Statement, and any amendment or supplement thereto, to be mailed to the Company's stockholders at the earliest practicable time. The Company will notify Parent as promptly as practicable of the receipt of any comments from the

SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Effective Time any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly advise Parent and Purchaser, such an amendment or supplement to be mailed to the Company's stockholders within five business days after the same is cleared by the SEC (or as promptly as practicable thereafter). The Company, Parent and Purchaser each agree to correct any information provided by such party for use in the Proxy Statement which shall have become false or misleading. Prior to the filing or distribution of the Proxy Statement and any amendments or supplements thereto, Parent and its counsel shall be given an opportunity to review and comment upon such documents.

     (b) As used in this Agreement, "Proxy Statement" shall mean a collective reference to the letter to stockholders, notice of meeting, proxy statement and form of proxy (including any amendments or supplements thereto and any schedules required to be filed with the SEC in connection therewith) to be distributed to stockholders of the Company in connection with the Merger.

     SECTION 4.4   Access to Information; Confidentiality.

     (a) From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries and, to the extent within its control or possession, its Investment Entities to, afford the officers, employees, auditors and other agents (including engineers and environmental consultants) of the Parent, full and free access at all reasonable times to its officers, employees, Properties, offices, plants and other facilities and to its contracts, commitments, books and records, and shall furnish the Parent and such other Persons all such documents and such financial, operating and other data and information regarding the Company, its Subsidiaries and, to the extent within its control or possession, its Investment Entities as the Parent, through its officers, employees or agents may from time to time reasonably request in order to conduct such due diligence review of the Company, its Subsidiaries and its Investment Entities and their business, assets or Properties as Parent and Purchaser shall determine to be necessary or appropriate. Without limiting the foregoing, (i) from time to time, at the request of Parent, the Company will cause the officers of the Company, its Subsidiaries and its Investment Entities to keep the officers of the Parent informed as to the affairs of such entities and to arrange for meetings with the management of each such entity from time to time upon the Parent's request, and (ii) the Parent shall have the right to conduct, at its own cost and expense, environmental site assessments of each of the Properties by one or more independent engineering or environmental site assessment firms (which assessments may include the taking and testing of samples). Such due diligence and assessments shall be conducted with a view to their completion as promptly as practicable. The Company shall fully cooperate and shall cause its Subsidiaries and, to the extent within its control, its Investment Entities to fully cooperate, with such due diligence review. Within ten days following the date hereof, the Company shall deliver to the Parent true, correct and complete copies of all material environmental reports, studies, investigations or correspondence regarding any Environmental Liabilities of the Company, its Subsidiaries, its Investment Entities and their respective Properties or any environmental conditions at any of the Properties which are in possession of the Company, its Subsidiaries or Investment Entities, their agents, representatives or consultants. Any environmental or engineering assessments by the Parent will be conducted in a manner that does not cause any meaningful interruption to the business or operations of any of the Properties and by a licensed engineering firm with not less than $3,000,000 of errors and omission insurance coverage (subject to customary deductibles). Parent shall indemnify and hold the Company, its Subsidiaries and its Investment Entities harmless against, and agrees to promptly reimburse such Persons for, any losses, costs, penalties, injuries or damages to any of their respective assets or to any third parties resulting from the conduct (but not the results) of the environmental and engineering assessments. Nothing in this Section 4.4 shall obligate the Company to disclose any information relating to (i) other bids to the Company submitted prior to the date hereof, (ii) the sales process conducted by the Company or (iii) any strategic alternatives considered by the Company.

     (b) Each of the Parent and the Purchaser will hold, and will cause their Affiliates and the directors, officers, employees, agents, advisors (including attorneys, accountants and financial advisors of Parent, the Purchaser and their Affiliates), prospective bank or institutional lenders or representatives of such agents, advisors, prospective bank or institutional lenders, to hold in confidence, all documents and information concerning the Company, its Subsidiaries, its Investment Entities and any other Person in which any of the Company's Subsidiaries or Investment Entities has an ownership interest furnished to any such Person in connection with the transactions contemplated in this Agreement, to the extent required by, and in accordance with, the provisions of the letter dated January 8, 1996 between Parent and Montgomery Securities on behalf of the Company (the "Confidentiality Agreement"). Parent and Purchaser acknowledge that they are Affiliates of Tiger Real Estate Partners, LLC.


     SECTION 4.5   No Solicitation.   (a)   The Company shall not, nor
shall the Company authorize or permit any of its Subsidiaries or, to the extent within its control, Investment Entities to, nor shall it authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to, solicit or initiate, or encourage, or take any other action to facilitate or encourage (including by way of furnishing any information or having discussions concerning the business, Properties or assets of the Company or any of its Subsidiaries or Investment Entities), the submission of inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Takeover Proposal; provided, however, that the foregoing shall not prohibit the Company and its advisors, following receipt of an unsolicited Takeover Proposal that it reasonably anticipates could lead to a Superior Proposal to provide information to the Person making such Takeover Proposal (subject to execution of a confidentiality agreement substantially on the same terms as the Confidentiality Agreement) and participate in discussions or negotiations concerning such Takeover Proposal following delivery of the notice required by Section 4.5(c) regarding such Takeover Proposal, in each case to the extent the Board of Directors shall have concluded in good faith on the basis of advice from outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties under applicable law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.5(a) by the Company. As used herein, the term "Takeover Proposal" means
(x) any acquisition or purchase of a substantial amount of the Properties or assets of the Company or any of its Subsidiaries, or of over a 10% equity interest in, the Company or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of the equity securities of the Company, or any merger, consolidation, business combination, sale of substantially all Properties and/or assets, recapitalization, liquidation, dissolution or similar transaction involving the Company (other than the transactions contemplated hereby) or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or materially dilute the benefits to Parent of the transactions contemplated hereby, or any agreement to, or public announcement by the Company or any other person of a proposal, plan or intention to do any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors based on the advice of outside counsel), it determines to be a Superior Proposal (as hereinafter defined), the Board of Directors may (subject to the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend any such Superior Proposal, enter into an agreement with respect to such Superior Proposal or terminate this Agreement, in each case at any time after the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. The Board of Directors of the Company may also withdraw or modify its approval or recommendation of this Agreement or the Merger and terminate this Agreement if Montgomery Securities' fairness opinion shall have been withdrawn. If the Company proposes to take any of the foregoing actions with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent or Purchaser (as Parent shall designate) the Expense Reimbursement (as hereinafter defined) and in the event that the Company shall enter into any agreement relating to a Takeover Proposal, such agreement shall provide for the payment to Purchaser of the Termination Fee (as hereinafter defined), upon the consummation of the transaction contemplated by the agreement, provided that if, prior to the receipt of a Takeover Proposal, the Company proposes to take any of the foregoing actions as provided in the immediately preceding sentence, it shall concurrently with taking any of such actions pay, or cause to be paid to the Parent or Purchaser (as Parent shall designate) the Expense Reimbursement and pay or cause to be paid to Purchaser the Termination Fee. For purposes of this Agreement, a "Superior Proposal" means any bona fide Takeover Proposal with fully committed financing without material contingencies (other than customary conditions) to acquire, directly or indirectly, for consideration consisting of cash and/or marketable securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the Properties and/or assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger. This Section 4.5 shall not prohibit accurate disclosure by the Company in any document that is required to be filed with the SEC.

     (c) In addition to the obligations of the Company set forth in paragraph (b), the Company shall promptly advise Parent orally and in writing of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such request, Takeover Proposal or inquiry.

     (d) Notwithstanding anything contained in this Agreement to the contrary, actions by the Board of Directors of the Company that is taken in accordance with this Section 4.5 shall not constitute a breach of this Agreement by the Company.

     SECTION 4.6   Employee Benefits Matters.

     (a) The Parent agrees that, during the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time, the Transferred Employees (as hereinafter defined) of the Company and its Subsidiaries (other than those employees covered by a collective bargaining agreement) will continue to be provided with employee benefits which in the aggregate are substantially comparable to those currently provided by the Company and its Subsidiaries to such employees. Subject to the foregoing, nothing herein shall prevent the amendment or termination of any plan, program or arrangement. Transferred Employees covered by collective bargaining agreements shall be provided with such benefits as shall be required under the terms of any applicable collective bargaining agreement.

     (b) The Parent shall cause the Surviving Corporation to promptly pay or provide when due all compensation and benefits earned or accrued through or prior to the Effective Time as provided pursuant to the terms of any compensation arrangements, employment agreements and employee or director pension or welfare benefit plans, programs and policies in existence as of the date hereof for all employees (and former employees) and directors (and former directors) of the Company and listed on any Schedule to this Agreement. The Parent shall cause the Surviving Corporation to pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any current or former employee or director in effect and listed on Schedule 4.6(b)(ii) to this Agreement. Nothing in this Agreement shall require the continued employment of any Person or prevent the Parent and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company could take or refrain from taking prior to the Effective Time.

     (c) The Parent shall cause the Surviving Corporation to be responsible for any medical, life insurance, disability and other welfare plan expenses and benefits with respect to claims incurred by employees of the Company or its Subsidiaries who continue employment with the Surviving Corporation and its Subsidiaries ("Transferred Employees") and their covered dependents on or after the Effective Time. For purposes of this paragraph, a claim is deemed incurred when the event which is the subject of the claim occurs; in the case of long-term disability benefits, when the disability occurs; and, in the case of a hospital stay, when the employee first enters the hospital.

     (d) With respect to any welfare benefit plans (as defined in section 3(l) of ERISA) maintained by the Parent or the Surviving Corporation for the benefit of Transferred Employees on and after the Effective Time, the Parent shall use its best efforts to (i) cause there to be waived any pre-existing condition limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Transferred Employees with respect to similar plans maintained by the Company for their benefit immediately prior to the Effective Time.

     (e) With respect to any pension benefit plans (as defined in section 3(2) of ERISA) maintained by the Parent or the Surviving
Corporation for the benefit of Transferred Employees on and after the Effective Time, the Parent shall provide the Transferred Employees with past service credit solely for vesting and participation purposes for their service prior to the Effective Time with the Company and/or its Subsidiaries.

     (f) With respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Employee immediately prior to the Effective Time (the "Vacation Policy"), the Parent shall cause the Surviving Corporation to allow such Employee to use such accrued vacation; provided, however, that if the Parent deems it necessary to disallow such employee from taking such accrued vacation, the Parent shall cause the Surviving Corporation to be liable for and pay in cash to each such Employee an amount equal to such vacation time in accordance with terms of the Vacation Policy.

     SECTION 4.7   Directors' and Officers' Indemnification and Insurance.

     (a) The By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were current or former directors, officers, agents, or employees of the Company or otherwise entitled to indemnification pursuant to the Company's By-Laws. The Surviving Corporation shall cause any entity to which it shall transfer all or substantially all of the Company's operations to assume the indemnification obligations of the Surviving Corporation under the By-Laws for the remainder of such six-year period.

     (b) The Surviving Corporation shall cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters occurring prior to the Effective Time to the extent available; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company to maintain or procure insurance coverage pursuant hereto.

     SECTION 4.8 Further Action; Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to facilitate to satisfaction and make effective each condition to the consummation of the transactions, including without limitation the Merger, contemplated by this Agreement , including but not limited to (i) cooperating in the preparation and filing of the Proxy Statement, any required filings under the HSR Act, and any amendments to any thereof, (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all Licenses and Permits, consents, waivers of rights of first refusal and similar rights, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company, its Subsidiaries and the Investment Entities as are necessary for the consummation of the transactions contemplated by this Agreement, or to permit such Licenses and Permits, consents, waivers of rights of first refusal and similar rights, approvals, authorizations, qualifications, orders and contracts to continue in effect without modification after the Effective Time and (iii) subject to its contractual obligations hereunder and the other terms and conditions of this Agreement, using its reasonable best efforts to cause each of its representations and warranties set forth herein to be true, correct and complete in all material respects as at the Closing Date as if made on such date. In addition, the Company shall cause senior management of the Company and its Subsidiaries and, to the extent within its control, of its Investment Entities to cooperate in good faith with representatives of the Parent in identifying transition issues and formulating plans and strategies to address any such issues.

     SECTION 4.9 Public Announcements. The Parent and the Purchaser, on the one hand, and the Company, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger, shall provide each other the opportunity to review and comment upon, any such press release or public statement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with any securities exchange on which its securities are listed. The parties agree that the initial press release to be issued with respect to the Merger shall be in the form heretofore agreed to by the parties.

     SECTION 4.10 Taxes. Any liability with respect to taxes specified in Section 4.11 hereof that are incurred in connection with the Merger shall be borne by the Company and expressly shall not be a liability of the stockholders of the Company.

     SECTION 4.11 Conveyance Taxes. The Parent, the Purchaser and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.


                                  ARTICLE V

                             CONDITIONS OF MERGER

     SECTION 5.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

     (b) Other Approvals. All consents, approvals, authorizations or permits of, actions by, or filings with or notifications to, and all expirations of waiting periods imposed by, any Governmental Entity listed on Schedule 5.1(b) shall have been filed, occurred or been obtained and shall be in full force and effect.

     (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, no action or proceeding shall have been commenced by any Governmental Entity seeking any injunction, restraining order or other order which seeks to prohibit consummation of the Merger, and no action or proceeding shall have been commenced by any Governmental Entity seeking material damages in connection with the Merger shall be pending; provided, however, that the parties invoking this condition shall use reasonable efforts to have any such action, proceeding, order or injunction vacated. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to. the Merger, which makes the consummation of the Merger illegal.

     (d) Opinion of Financial Advisor. The opinion of Montgomery Securities addressed to the Board of Directors of the Company, to the effect that the consideration to be received in the Merger is fair to the Company's stockholders, shall not have been withdrawn.

     SECTION 5.2 Conditions to Obligations of Parent and Purchaser. The obligations of the Parent and the Purchaser to effect the Merger are further subject to the satisfaction of the following conditions prior to the Effective Time unless waived by the Parent and the Purchaser:


     (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1A this Agreement shall be true, correct and complete in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of the Company set forth in Section 3.1B of this Agreement shall be true, correct and complete as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in each case (x) that those representations and warranties which address matters only as of a particular date shall remain true, correct and complete as of that date and
(y) as otherwise contemplated by this Agreement, and (ii) the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations, required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     (c) Required Consents; Governmental Approvals. (i) All Required Consents shall have been obtained on terms reasonably satisfactory to Parent and shall be in full force and effect, and (ii) Parent shall have received all consents, approvals, Licenses and Permits of Governmental Entities so as to enable it to operate the Properties immediately following the Effective Time substantially in the same manner as operated on the date hereof; provided, that with respect to Licenses and Permits or other governmental consents or approvals that can be obtained only after consummation of the Merger, such consents, approvals, Licenses or Permits shall not be a condition precedent if Parent shall have not received advice from its counsel, after due inquiry of the appropriate regulatory agency or from the appropriate regulatory agency to the effect that there is a substantial possibility that such Licenses and Permits will not be obtained promptly following such consummation.

     (d) No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in the business, Properties, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, nor shall there have been any development which, taken together with all other developments in the aggregate, would reasonably be expected to result in such a material adverse change, nor shall any such change or development be threatened.

     SECTION 5.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following unless waived by the Company:

     (a) Representations and Warranties. The representations and warranties of the Parent and the Purchaser set forth in this Agreement shall be true, correct and complete in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of the Parent by the managing member of the Parent to such effect.


     (b)  Performance of Obligations of the Parent and the Purchaser.
The Parent and the Purchaser shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent by the managing member of the Parent to such effect.


                                  ARTICLE VI

                      TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the
Company:

     (a) by mutual written consent of the Parent, the Purchaser and the Company; or

     (b) by the Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any such representation or warranty of the Company shall have been or become untrue, in each case such that the conditions set forth in Section 5.2(a) or Section 5.2(b), as the case may be, would be incapable of being satisfied (following notice and failure to cure within 20 days of such notice);

     (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any such representation or warranty of the Parent shall have been or become untrue, in each case such that the conditions set forth in Section 5.3(a) or Section 5.3(b), as the case may be, would be incapable of being satisfied (following notice and failure to cure within 20 days of such notice);

     (d) by either the Parent or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

     (e) by either the Parent or the Company if the Merger shall not have been consummated on or prior to October 6, 1996;

     (f) by either the Parent or the Company, if the approval of the stockholders of the Company of this Agreement and the Merger required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

     (g) by the Parent, if (i) following the receipt of a Takeover Proposal, the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger in any manner which is adverse to the Parent or the Purchaser or shall have resolved to do the foregoing; or (ii) the Board of Directors of the Company shall have approved or have recommended to the stockholders of the Company a Superior Proposal or shall have resolved to do the foregoing; and

     (h)  by the Company in accordance with Section 4.5.

     SECTION 6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 6.3, Section 4.4(b), Section 7.1 and the penultimate sentence in Section 4.4(a); provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof.

     SECTION 6.3   Fees and Expenses.

     (a) (i) Unless this Agreement is terminated by the Company and Parent or Purchaser shall have failed to perform in any material respects its obligations under this Agreement, (x) if this Agreement is terminated pursuant to Section 6.1(b), Section 6.1(f) (but only if a Takeover Proposal has been received prior to such vote or, prior to the receipt of a Takeover Proposal, the Board of Directors has withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of this Agreement and the Merger), Section 6.1(g) or Section 6.1(h), or (y) if at any time on or after the date of this Agreement until one year following the termination of this Agreement, any person or group (within the meaning of Section 13(d)(3) of the Exchange Act (other than Parent or any of its affiliates) shall have acquired, directly or indirectly, the Company, all or substantially all its Properties or assets or more than 50% of the shares of Company Common Stock then outstanding or (ii) if the Company enters into any agreement with respect to any Superior Proposal prior to the one-year anniversary of the termination of this Agreement (each such event described in clauses (x) and (y) of this Section 6.3(a)(i) being hereinafter referred to as a Triggering Event, the Company shall reimburse upon demand, Parent or Purchaser (as determined in their discretion) for all documented out-of-pocket expenses payable to non-Affiliates (the "Expense Reimbursement") incurred by the Parent and the Purchaser in connection with this Agreement and the transactions contemplated hereby to the date of the applicable Triggering Event (collectively, the "Documented Expenses"), up to a maximum reimbursement obligation of $1,250,000. The Documented Expenses shall be certified in reasonable detail by a managing director of the Parent prior to the payment to be made by the Company hereunder. The Expense Reimbursement shall be paid in same day funds. In the event this Agreement is terminated pursuant to Section 6.1(b), at the request of the Company, Parent will deliver to the Company copies of all written environmental and engineering reports and title reports and surveys prepared by Parent's or Purchaser's consultants, other than any such reports and surveys (or analyses) prepared by Parent's counsel.

     (b) The Company shall pay, or cause to be paid, to Purchaser an additional fee of $5,000,000 (the "Termination Fee"), in same day funds (i) upon demand if (A) the Expense Reimbursement becomes payable pursuant to clause (a)(i)(x) above (other than in the event of a termination of this Agreement pursuant to Section 6.1(b)), (B) the Company shall have entered into any agreement with respect to a Superior Proposal within one year after such termination, and (C) the transactions contemplated by such agreement shall have been consummated, or (ii) upon demand, in the event the Expense Reimbursement shall have become payable pursuant to clause
(a)(i)(y) above.

     (c) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 6.4 Amendment. Subject to the applicable provisions of the MBCA, this Agreement may be amended by the parties hereto by written agreement executed and delivered by duly authorized officers of the respective parties at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment shall be made which reduces the amount or changes the type of consideration into which each share of Company Stock shall be converted upon consummation of the Merger or adversely affects the rights of the Company's stockholders hereunder without approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 6.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 6.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 6.1, an amendment of this Agreement pursuant to Section 6.4 or an extension or waiver pursuant to Section 6.5 shall, in order to be effective, require in the case of the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                 ARTICLE VII

                              GENERAL PROVISIONS

     SECTION 7.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and pre-Closing agreements in this Agreement shall terminate at the earlier of the Effective Time or the termination of this Agreement pursuant to Section 6.1, except that those set forth in Section 4.4(b), Section 6.3 and this Article VII shall survive termination indefinitely (in accordance with the terms of such provisions).

     SECTION 7.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to the Parent or the Purchaser:

          c/o Tiger Real Estate Partners, L.L.C.
          101 Park Avenue, 47th Floor
          New York, New York  10178
          Attn:  Jonathan H. Paul



     with a copy to:

          Schulte Roth & Zabel
          900 Third Avenue
          New York, New York  10022
          Attn:  Stuart D. Freedman

     if to the Company:

          Kahler Realty Corporation
          20 Second Avenue SW
          Rochester, Minnesota  55902
          Attn:  Harold W. Milner, Chief Executive Officer

     with a copy to:

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, New York 10017-3954
          Attn: Richard I. Beattie

     SECTION 7.3   Certain Definitions.

     (a)  For purposes of this Agreement, the term:

     "Affiliate" of a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     "Beneficial Owner" with respect to any shares of Company Common Stock means a Person who shall be deemed to be the beneficial owner of such shares of Company Common Stock (i) which such Person or any of its Affiliates or associates beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time) , pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or Person with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

     "Capital Expenditures Budget" means the Company's capital expenditures budget, dated May 6, 1996, delivered by the Company to Parent on the date hereof.

     "Code" means the Internal Revenue Code of 1986, as amended.
Company Material Adverse Effect means a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations hereunder, or with respect to the representations and warranties set forth in Section 3.1B(t)(v), (vi) or
(vii), on the after-tax proceeds that would result from the sale of one or more Properties or on the ability to elect REIT status for the Company for a taxable year beginning on or prior to January 1, 1997.

     "Construction Contract" means any construction contract, architect's and/or engineer's agreement, construction management contract, design contract, subcontract, and other similar type of agreement, together with all supplements, amendments, modifications, general conditions, change orders and addenda thereto entered into by or on behalf of any Property Owner (as hereinafter defined) or tenant under any Space Lease (where the Company, its Subsidiaries or its Investment Entity is such tenant under any Space Lease), or its predecessors-in-interest, in connection with the construction, rehabilitation or renovation of any of the Properties or any part thereof or the installation of any Improvements on any of the Properties or any part thereof and which in each instance provides for the payment of $150,000 or more or provides for payment on a "cost plus" basis.

     "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

     "Environmental Claims" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Entity or any third party involving violations of Environmental Laws or Releases of Hazardous Materials from (i) any assets, Properties or businesses of the Company, its Subsidiaries or its Investment Entities, or any predecessor in interest; (ii) from adjoining Properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Company, its Subsidiaries or its Investment Entities, or any predecessor in interest.

     "Environmental Laws" includes the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of or requirements for conduct for protection of the environment, which standards or requirements are now in effect or are currently scheduled to become effective in the future.

     "Environmental Liabilities" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any Governmental Entity or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently or formerly owned by the Borrower or any of its Subsidiaries or a predecessor in interest, or (ii) any facility which received Hazardous Materials generated by the Borrower or any of its Subsidiaries or a predecessor in interest.
     "Existing Indebtedness" means, with respect to each Existing Loan, the indebtedness borrowed thereunder (including all unpaid principal and accrued interest and all other penalties, charges, and other amounts due and payable under each such Existing Loan as of March 31, 1996).

     "Existing Loan" means the loans set forth on Schedule 3.1(p)(i)(G).

     "Expansion Property" means the Real Property designated on Schedule 3.1(v)(iii).

     "Franchise Agreements" means the Franchise Agreements listed on
Schedule 3.1(p)(i)(H) under the heading "Franchise Agreements", together with all supplements, amendments and modifications thereto.

     "GAAP" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended December 31, 1995 were prepared.

     "Governmental Entity" means the United States of America, any state or local government, any political subdivision of either, any agency, department, commission, board, bureau or instrumentality of any of them, or any quasi-public agency established by any of the foregoing including, without limitation, any insurance rating organization or board of fire underwriters which exercises jurisdiction over the Premises.

     "Governmental Regulations" means any laws, orders, judgments, decrees, ordinances, rules, requirements, resolutions, and regulations, now or hereinafter existing, (including, without limitation, those relating to land use, subdivision, zoning, environmental, hazardous substances, employment practices, occupational health and safety, water and building and fire codes) of any Governmental Entity.

     "Ground Lease" means each of the leases, together with all supplements, amendments and modifications thereto, listed on Schedule 3.1(p)(I) under the heading "Ground Lease".

     "Hazardous Materials" means any chemical, material or substance defined as or included in the definition of "hazardous substances", "hazardous wastes", "Hazardous Materials", "regulated substances", "extremely hazardous waste", "restricted hazardous waste", "toxic substances", "contaminants", "pollutants", "medical waste", "biohazardous or infectious waste", "solid waste", "special waste", or words of similar import under any applicable Environmental Law. Without limiting the generality of the foregoing, the term "Hazardous Materials" shall include, to the extent such materials are regulated by any Environmental Law (a) any oil, flammable substances, explosives, radioactive materials, hazardous wastes, chemicals, or substances, or toxic wastes; (b) asbestos in any form; (c) urea formaldehyde foam insulation; (d) transformers or other equipment which contain polychlorinated biphenyls; and (e) Radon gas. "Improvements" means all buildings, improvements, structures and fixtures located on the Land or any part thereof.


     "Intangible Personal Property" means all Intangible Personal Property owned or possessed by any Property Owner and used in connection with the ownership, operation, leasing, occupancy or maintenance of any of the Properties, including, without limitation, (a) such Property Owner's right to use any trade names, (b) the Licenses and Permits, (c) any escrow accounts, (d) all rights, privileges and appurtenances pertaining to any of the Properties, including, without limitation, air-rights, development rights and utility rights, (e) general intangibles, (f) all books, plans and records of the Company, its Subsidiaries and each Property Owner, and
(g) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway.




                                     -45-
     "Knowledge" means, with respect to a Person, the actual knowledge, after having made reasonable inquiry of (x) any of its executive officers or directors, (y) any of the executive officers or directors of any Subsidiary or Investment Entity, if any, of such Person and (z) in the case of the Company, any general manager of any Property.
"Land" means, collectively, each parcel of Real Property shown on the Survey for such parcel of Real Property and denoted thereon as being owned or leased by the applicable Property Owner.

     "Leasehold Estates" means, collectively, each Leasehold Estate created pursuant to a Ground Lease with respect to a parcel of Land related thereto.

     "Licenses and Permits" means, collectively, all licenses (including, without limitation, liquor licenses and casino licenses), permits, authorizations, certificates of occupancy, approvals, dedications, subdivision approvals and entitlements issued, approved or granted by any Governmental Entity or otherwise in connection with any of the Properties; and all licenses, consents, easements, rights of way and approvals required from private parties to make use of the existing utilities and to insure vehicular and pedestrian ingress and egress to any of the Properties. "Liens" means any mortgage, deed of trust, pledge, security interest, financing statement, encumbrance, lien, judgment, segregation, charge or deposit arrangement or other arrangement having the practical effect of any of the foregoing and shall include the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement.

     "Management Contracts" means the management contracts listed on
Schedule 3.1(p)(i)(G), together with all supplements, amendments and modifications thereto.

     "1996 Budget" means the Company's budget for calendar year 1996 delivered by the Company to Parent on the date hereof.

     "Parent Material Adverse Effect" means a material adverse effect on
(i) the business, properties, assets, results of operations or financial condition of the Parent and its Subsidiaries, taken as a whole, or (ii) on the ability of the Parent to perform its obligations hereunder.

     "Permitted Liens" means, subject to the terms and conditions of the second sentence of this definition, (a) liens, levies and assessments (it being understood that in the case of levies and assessments, such matters are recurring and generally reflected in the Company's financial statements) for current taxes, sewer charges, water charges or common charges of any condominium association, in all cases, not yet due and payable, (b) rights of (x) tenants or persons in possession as listed on
Schedule 3.1(p)(I), and (y) tenants or persons in possession pursuant to immaterial Space Leases, (c) the matters and items listed on Schedule 3.1(v)(i) and (ii), (d) the matters and items shown on the Surveys, which Surveys have been made available to the Parent prior to the date hereof,
(e) matters that would be disclosed by an accurate survey of the Land done after the date of the respective Surveys, (f) as to Personal Property, liens of carriers and warehousemen incurred in the ordinary course of business for sums not yet due and liens arising under the loan documents described on Schedule 3.1(p)(F) and (G), (g) as to Personal Property liens incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return-of-money bonds and similar obligations (exclusive of obligations for the payment of borrowed money), (h) easements, covenants and restrictions placed of record subsequent to the date of the Title Reports described on Schedule 3.1(v)(i) and (ii), (i) matters placed of record subsequent to the date of the Title Reports described on Schedule 3.1(v)(ii) affecting the title of any owner of the Land covered by the Ground Leases, provided that such matter is subject and subordinate in all respects to the applicable Ground Lease. Notwithstanding the foregoing, (I) a matter or item described above in clauses (d), (e) or (h) or marked with a single asterisk on Schedule 3.1(v)(i) and (ii) (collectively, the "Excludable Liens") shall not be a Permitted Lien (x) if any such Excludable Lien (A) (excluding the terms of any of the Ground Leases and any mortgages or deeds of trust or other collateral loan document) provides for a condition or right of reverter or other provision for forfeiture under which the fee or leasehold title, as the case may be, or the possessory rights of the Company, any of its Subsidiaries or its Investment Entities can be cut off, subordinated or otherwise disturbed as a result of (w) a presently existing default thereunder, (x) notice or the passage of time or both (excluding in the case of default or violation thereunder subsequent to the Effective Date),
(y) the consummation of the transactions contemplated by this Agreement or
(z) the current use of the Real Property, (B) is violated by the existence of the existing Improvements, (C) prohibits or impairs in any material respect the present use and enjoyment of the Real Property, (D) prohibits or impairs in any material respect the right to construct the improvements which are to be constructed on Expansion Property in accordance with the plans previously disclosed to the Parent or the proposed use and enjoyment of any Expansion Property in accordance with the plans previously disclosed to the Parent or (E) causes the representations and warranties set forth in
Section 3.1(v)(ix) to be untrue, and (y) if a reputable national title insurance company shall not be ready, willing and able to issue affirmative title insurance (without additional cost or premium) insuring against the matters described in clauses (A), (B), (C) and (D) above, as applicable, with respect to any such Excludable Lien, and (II) a matter or item marked with two asterisks in Schedule 3.1(v)(i) and (ii) shall not be a "Permitted Lien" if such matter or item is violated by the existence of the Existing Improvements or prohibits or impairs in any material respect the present use and enjoyment of the Real Property.

     "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) .

     "Personal Property" means, collectively, the Tangible Personal Property, the Intangible Personal Property and the Reservation System. "Properties" or "Property" means the Real Property, any premises demised to the Company or any of its Subsidiaries or its Investment Entities under any Space Lease and the Personal Property.

     "Property Contracts" means, collectively, Construction Contracts, Service Contracts, the Franchise Agreements and the Management Contracts relating to any of the Properties.

     "Property Owner" means the owners or tenants, as the case may be (as set forth on Schedule 3.1(v)(i)) and (ii) hereto, of each parcel of Real Property.

     "Real Property" means the Land, the Expansion Property, the Leasehold Estates and the Improvements.

     "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

     "Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other remedial, removal or investigatory actions authorized by 42 U.S.C. 9601 et seq.

     "Required Consents" means the consents set forth on Schedule 7.3(a).

     "Reservation System" means each Property Owner's reservation terminal and reservation system equipment and software, if any.

     "Service Contract" means any service agreement, brokerage commission agreement, maintenance contract, contract for the purchase or delivery of services, materials, goods, inventory or supplies, cleaning contracts, equipment rental agreements, equipment leases or leases of Personal Property (other than the Franchise Agreements and the Management Agreements), together with all supplements, amendments and modifications thereto, relating to any of the Properties or any part thereof; provided, however, the term "Service Contract" shall not include any Service Contract which (i) provides for the payment of $100,000 per annum or $250,000 in the aggregate or less, or (ii) is terminable without penalty on 90 days or less prior written notice.

     "Space Leases" means all material leases, licenses, subleases, rental agreements or occupancy agreements, together with all supplements, amendments and modification thereto, entered into by the Company or its Subsidiaries or Investment Entities.

     "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, the Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, the Parent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     "Surveys" means the Surveys, plats, plot plans and floor plans listed on Schedule 3.1(v)(i) and (ii) hereto.

     "Tangible Personal Property" means the items of tangible personal property consisting of all furniture, furnishings, fixtures, equipment, machinery and other Personal Property of every kind and nature located on or used or useful in the operation of any of the Properties, including, without limitation, as lessee with respect to any such Tangible Personal Property.

     "Title Insurance Policies" means any title insurance policy insuring title (either fee simple or leasehold) vested in the Company or one of its Subsidiaries or Investment Entities, as the case may be.

     "Title Reports" means the title reports, title commitments and title opinions listed under the heading "Title Reports" on Schedule 3.1(v)(i) and
(ii).

     (b) The following terms shall have the meaning specified in the indicated Section of this Agreement:

Term . . . . . . . . . . . .Section  Term. . . . . . . . . . . Section

Agreement. . . . . . . . . Recitals  Merger. . . . . . . . . .Recitals
Articles of Merger . . . . . . .1.3  Merger Consideration. . . . . 2.1
Business Combination . . . . . .4.5  Notice of Superior Proposal . 4.5
Cash Payment . . . . . . . . . .2.3  Options . . . . . . . . . . . 3.1
Closing. . . . . . . . . . . . .1.2  Ownership Interests . . . . . 3.1
Closing Date . . . . . . . . . .1.2  Parent. . . . . . . . . .Recitals
Company. . . . . . . . . . Recitals  Partnership . . . . . . . . . 3.1
Company Common Stock . . . . . .2.1  Paying Agent. . . . . . . . . 2.2
Company Plans. . . . . . . . . .3.1  Payment Fund. . . . . . . . . 2.2
Company Preferred Stock. . . . .3.1  PBGC. . . . . . . . . . . . . 3.1
Company Securities . . . . . . .3.1  Proxy Statement . . . . . . . 3.1
Dissenting Shares. . . . . . . .2.1  Purchaser . . . . . . . .Recitals
Documented Expenses. . . . . . .6.3  SEC . . . . . . . . . . . . . 3.1
Effective Time . . . . . . . . .1.3  SEC Reports . . . . . . . . . 3.1
ERISA. . . . . . . . . . . . . .3.1  Securities Act. . . . . . . . 3.1
ERISA Affiliate. . . . . . . . .3.1  Surviving Corporation . . . . 1.1
Exchange Act . . . . . . . . . .2.3  Stockholders' Meeting . . . . 1.7
Expense Reimbursement. . . . . .4.5  Stock Plan. . . . . . . . . . 2.3
FASB . . . . . . . . . . . . . .3.1  Superior Proposal . . . . . . 4.5
Fee Properties . . . . . . . . .3.1  Takeover Proposal . . . . . . 4.5
HSR Act. . . . . . . . . . . . .3.1  Taxes . . . . . . . . . . . . 3.1
IRS. . . . . . . . . . . . . . .3.1  Tax Return. . . . . . . . . . 3.1
Material Contracts . . . . . . .3.1  Termination Fee . . . . . . . 4.5
Leasehold Properties . . . . . .3.1  Title IV Plan . . . . . . . . 3.1
Lease. . . . . . . . . . . . . .3.1  Transferred Employees . . . . 4.6
Investment Entities. . . . . . .3.1  Triggering Event. . . . . . . 6.3
MBCA . . . . . . . . . . . . . .1.1  Vacation Policy . . . . . . . 4.6

     SECTION 7.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 7.5 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that the Parent and the Purchaser may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned Subsidiary or Subsidiaries of the Parent, provided that no such assignment shall relieve the assigning party of it s obligations hereunder if such assignee does not perform such obligations.

     SECTION 7.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 7.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (except to the extent specifically covered by the MBCA as provided herein), regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 7.8 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 7.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement, as amended and restated, to be executed by their respective officers thereunto duly authorized, all as of the date written above.


                              TIGER REAL ESTATE FUND, L.P.

                              By: Tiger Real Estate Partners
                                 Management, L.L.C., its general
                                 partner

                                 By: Tiger Real Estate Partners,
                                     L.L.C., its managing member

                                     By: Paul Kazilionis
                                     Name:   Paul Kazilionis
                                     Title:  Managing Principal



                              TIGER REAL ESTATE ACQUISITION CORP.


                              By:    Paul Kazilionis
                              Name:  Paul Kazilionis
                              Title: Managing Principal


                              By: Patrick Fox
                              Name:  Patrick Fox
                              Title: Secretary




                              KAHLER REALTY CORPORATION


                              By: Harold W. Milner
                              Name:  Harold W. Milner
                              Title: President & CEO

                                                                 Exhitit A

                          ARTICLES OF INCORPORATION
                                      OF
                          KAHLER REALTY CORPORATION


ARTICLE I: The name of the corporation is Kahler Realty Corporation, (the "Corporation").

ARTICLE II: The street address of the initial registered office of the Corporation in the State of Minnesota is c/o Corporation Service Company, Multifoods Tower, 33 South Sixth Street, Minneapolis, Minnesota 55402.
Such initial registered office is located in the County of Hennepin. The name of the initial registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III: The Corporation shall have authority to issue One Thousand (1,000) shares of Common Stock, par value One Dollar ($1.00) per share.

ARTICLE IV: The name and address of the incorporator are Stuart Freedman, 900 Third Avenue, New York, New York 10022.

ARTICLE V: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the MBCA.

ARTICLE VI: No shareholder entitled to vote in the election of directors of the Corporation shall be entitled the right to cumulative voting in any such election.

ARTICLE VII: No holder of the shares of any class of the Corporation shall be entitled to preemptive rights.

ARTICLE VIII: Any action required or permitted to be taken at a meeting of the Board of Directors of the Corporation, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.

ARTICLE IX: The Corporation shall, to the fullest extent permitted by the MBCA, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the MBCA. The Corporation may also indemnify such persons, pursuant to agreement or resolution of shareholders or directors, from and against any and all of the expenses, liabilities or other matters referred to in or covered by the MBCA. The indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any Bylaw, resolution of shareholders or directors, agreement or otherwise, as permitted by the MBCA, as to action, or as to failure to act, in any capacity in which such person served at the request of the Corporation.

ARTICLE X: The personal liability of the directors of the Corporation to the Corporation and to its shareholders is eliminated to the fullest extent permitted by Section 302A.251 of the MBCA, as the same may be amended and supplemented from time to time.

                                                                Exhibit B

                          KAHLER REALTY CORPORATION
                             20 Second Avenue SW
                             Rochester, MN 55902

May 6, 19996


Mayo Foundation
200 First Street SW
Rochester MN 55905

Ladies and Gentlemen:

The purpose of this letter is to confirm our agreement to terminate that certain Cross-Option Agreement, dated as of February 1, 1989 (the
"Agreement"), between Mayo Foundation, a Minnesota corporation (the "Foundation"), and Kahler Realty Corporation, a Minnesota corporation ("Kahler").

Kahler intends to engage in a business combination transaction with Tiger Real Estate Fund, L.P., a Delaware limited partnership ("Parent") and Tiger Realty Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Parent ("Purchaser"), pursuant to which Purchaser will: i) acquire all of the issued and outstanding capital stock of Kahler and ii) merge with and into Kahler (together, the "Merger").

Pursuant to Section 3.3 of the Agreement, it is anticipated that the Agreement will terminate retroactively upon consummation of the Merger. The purpose of this letter is to confirm and document that termination.

Accordingly, in consideration of the foregoing and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Kahler and the Foundation hereby agree as follows:

1. Termination of the Agreement. The Agreement is hereby terminated, effective as of the date of the Merger, from and after which neither Kahler nor the Foundation shall have any rights, liabilities or obligations thereunder.

2. Miscellaneous. This letter agreement may not be amended or modified except by an instrument in writing signed by the parties hereto. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument. This letter agreement will terminate in the even that the Merger Agreement is terminated in accordance with its terms.

Mayo Foundation
May 6, 1996
Page Two



If you are in agreement with the foregoing, please execute both enclosed copies of this letter agreement in the space provided and return one fully executed copy to Kahler at the following address: 20 Second Avenue, SW, Rochester, Minnesota 55902, attention: Harold W. Milner, President and Chief Executive Officer.

Very truly yours,

Kahler Realty Corporation


By: Harold W. Milner
     Harold W. Milner
     President and Chief Executive Officer



ACCEPTED AND AGREED AS OF THIS 6TH DAY OF MAY, 1996

MAYO FOUNDATION



By:
Name:
Title:

                           Description of Schedules

Schedule 3.1(b)     Capitalization
Schedule 3.1(e)     Regulatory Approvals
Schedule 3.1(f)     SEC Filings; Financial Statements
Schedule 3.1(h)     Transactions with Affiliates
Schedule 3.1(j)     Brokers
Schedule 3.1(l)     No Conflicts
Schedule 3.1(m)     Undisclosed Liabilities
Schedule 3.1(n)     Absence of Certain Changes or Events
Schedule 3.1(o)     Compliance with Laws
Schedule 3.1(p)     Agreements
Schedule 3.1(r)     Absence of Litigation
Schedule 3.1(s)     Employee Matters
Schedule 3.1(t)     Tax Matters
Schedule 3.1(u)     Environmental Matters
Schedule 3.1(v)     Properties
Schedule 3.1(w)     Insurance
Schedule 4.1(a)     Conduct of Business: Dividends and Distributions
Schedule 4.1(b)     Conduct of Business: Ownership Interests
Schedule 4.1(e)     Conduct of Business: Planned Acquisitions
Schedule 4.1(f)     Conduct of Business: Planned Dispositions
Schedule 4.1(i)     Conduct of Business: Planned Debt
Schedule 4.6(b)     Employee Agreements
Schedule 5.1(b)     Conditions of Merger: Governmental Approvals
Schedule 7.3(a)     Required Consents